Exhibit 10.7

Execution Copy

$1,000,000,000

THIRD AMENDED AND RESTATED
CREDIT AGREEMENT

among

EL PASO EXPLORATION & PRODUCTION COMPANY

and
EL PASO E&P COMPANY, L.P.,
as Borrowers,

BNP PARIBAS,
as Administrative Agent,

BNP PARIBAS SECURITIES CORP.,

as Joint Lead Arranger and Joint Book Running Manager,

SCOTIA CAPITAL,
as Joint Lead Arranger, Joint Book Running Manager and Syndication Agent,

UBS SECURITIES LLC, BMO CAPITAL MARKETS, SG AMERICAS SECURITIES, LLC, and UNICREDIT BANK AG, NEW YORK BRANCH,
as Joint Lead Arrangers and Joint Book Running Managers,

UBS SECURITIES LLC, THE BANK OF MONTREAL and SOCIETE GENERALE,

as Co-Documentation Agents

and

The Several Lenders
from Time to Time Parties Hereto

June 2, 2011

i

(continued)

(continued)

(continued)

(continued)

SCHEDULES

1.1(a)	Commitments
5.14	Subsidiaries
5.16	Environmental Matters
5.17(c)	List of Wells
8.3	Existing Liens
8.8	Existing Investments

EXHIBITS

A	Form of Note
B	Form of Closing Certificate
C	Form of Assignment and Acceptance

ANNEXES

I	Borrowing Base Properties

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 2, 2011 (this “Agreement”), among EL PASO EXPLORATION & PRODUCTION COMPANY, a Delaware corporation, and EL PASO E&P COMPANY, L.P., a Delaware limited partnership (individually, a “Borrower” and collectively, the “Borrowers”), BNP Paribas (“BNPP”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), BNP Paribas Securities Corp., as joint lead arranger and joint book running manager, Scotia Capital, as joint lead arranger, joint book running manager and syndication agent, and UBS Securities LLC, BMO Capital Markets, SG Americas Securities, LLC and UniCredit Bank AG, New York Branch, as joint lead arrangers and joint book running managers, and UBS Securities LLC, The Bank of Montreal, and Société Générale, as co-documentation agents, and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”).

WITNESSETH:

WHEREAS, the Borrowers, the Administrative Agent and certain of the Lenders (the “Existing Lenders”) are parties to the Second Amended and Restated Credit Agreement dated as of September 7, 2007, as amended by the First Amendment thereto (the “Existing Credit Agreement”);

WHEREAS, immediately prior to the execution of this Agreement, certain additional Lenders (the “New Lenders”) and certain Existing Lenders have purchased and assumed certain of the rights and interests of certain Existing Lenders (the “Lender Assignments”);

WHEREAS, the Borrowers, the Administrative Agent, the Existing Lenders and the New Lenders desire to amend and restate the Existing Credit Agreement for the purpose of providing financing for the Borrowers’ oil and gas operations; and

WHEREAS, after giving effect to the Lender Assignments and the amendment and restatement of the Existing Credit Agreement pursuant to the terms hereof, the Commitment of each Lender hereunder will be as set forth on Schedule 1.1(a);

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

SECTION 1
DEFINITIONS

1.1                                 Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABR Loans” - Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

“Additional Hedge Party” - any entity that enters into a Hedging Agreement with a Borrower.

“Administrative Agent” - as defined in the Preamble to this Agreement.

“Administrative Agent Fee Letter” — the fee letter agreement by and between the Borrowers and BNPP dated April 6, 2011.

“Affiliate” - as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

“Aggregate Credit Exposure” - as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender’s Commitment Percentage of the Letter of Credit Outstandings at such time.  For purposes of the foregoing, and for the avoidance of doubt, Loans shall not include the contingent obligations of the Borrowers or any Affiliate thereof owed to a Lender in connection with Hedging Agreements.

“Agreement” - this Third Amended and Restated Credit Agreement, as further amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” - for any day, the highest of the following rates (provided, that if any of the following rates cannot be determined for any day, it will be the highest of the then-determinable rates for such day):  (a) the per annum rate of interest established by BNPP for such day at its principal office in New York City as its “prime rate” or “base rate” for U.S. Dollar loans (with any change in such prime rate or base rate to become effective as and when such prime rate or base rate changes) (The “prime rate” or “base rate” is a rate set by BNPP based upon various factors including BNPP’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.); (b) 0.50% per annum above the Federal Funds Rate as in effect for such day and (c) 1.00% per annum above the Eurodollar Base Rate that would apply to a Eurodollar Loan with an Interest Period of one month.

“Applicable Margin” - for any day with respect to Eurodollar Loans and ABR Loans, the applicable per annum rate set forth below opposite the Borrowing Base Usage in effect on any such day:

Borrowing Base Usage	Eurodollar Margin	Alternate Base Rate Margin	Commitment Fee
Less than or equal to 30%	1.50%	0.50%	0.375%
Greater than 30% and less than or equal to 60%	1.75%	0.75%	0.500%
Greater than 60% and less than or equal to 80%	2.00%	1.00%	0.500%
Greater than 80% and less than or equal to 90%	2.25%	1.25%	0.500%
Greater than 90%	2.50%	1.50%	0.500%

“Assignee” - as defined in Section 11.6(c).

“Available Commitment” - as to any Lender at any time, an amount, if positive, equal to (a) the amount of such Lender’s Commitment in excess of (b) such Lender’s Aggregate Credit Exposure.

“Bankruptcy Event” — with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding other than an Undisclosed Administration, or has, other than an Undisclosed Administration, had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets appointed for it, or, in the good faith judgment of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“BNPP” — as defined in the preamble of this Agreement.

“Borrower” and “Borrowers” - as defined in the preamble to this Agreement and any Restricted Subsidiary that becomes a Borrower under this Agreement.

“Borrower Redetermination Notice” - a notice from the Borrowers’ Representative to the Administrative Agent requesting that the Administrative Agent redetermine the Borrowing Base, which notice may be sent by the Borrowers’ Representative at any time, provided that no more than one such notice may be delivered by the Borrowers’ Representative between Scheduled Redetermination Dates.

“Borrowers’ Representative” — EPEP, which is authorized to act on behalf of the Borrowers under this Agreement.

“Borrowing Base” - at any time of determination, the amount then in effect as determined in accordance with Section 4.9.

“Borrowing Base Availability” - as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment Percentage of the Borrowing Base in effect at such time over (b) such Lender’s Aggregate Credit Exposure.

“Borrowing Base Deficiency” — the amount by which the Aggregate Credit Exposure of the Lenders exceeds the Borrowing Base then in effect.

“Borrowing Base Deficiency Notification Date” — the date on which any notice of a Borrowing Base Deficiency is received by the Borrowers’ Representative.

“Borrowing Base Properties” - those Hydrocarbon Interests then owned by a Borrower and subject to a Mortgage utilized by the Administrative Agent and the Lenders as the basis for calculation of the Borrowing Base in the initial Reserve Report prepared by Ryder Scott and delivered to the Administrative Agent prior to the Effective Date, which description will be modified or supplemented from time to time as properties are added or deleted in accordance with the provisions of this Agreement.  The Hydrocarbon Interests described in each preparation of a supplemental Reserve Report delivered in connection with a redetermination of the Borrowing Base pursuant to Section 4.9 hereof and subject to a Mortgage shall constitute a restatement of the list of Borrowing Base Properties.  The Borrowing Base Properties as of the Effective Date are described on Annex I hereto.  Notwithstanding the foregoing, in no event will any Borrowing Base Properties be owned by a Person that is not organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Borrowing Base Usage” — on any day, the percentage equivalent to the ratio of (i) the sum of the aggregate principal amount of the Loans then outstanding and Letter of Credit Outstandings on such day to (ii) the Borrowing Base in effect on such day.

“Borrowing Date” - any Business Day specified in a notice pursuant to Section 2.2 or 3.2 as a date on which the Borrowers’ Representative requests the Lenders to make Loans or the Issuing Lender to issue a Letter of Credit hereunder.

“Business Day” - any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease” - any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee.

“Capital Stock” - any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, including, without limitation, any preferred stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateralize” — (a) to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more Issuing Lenders or Lenders, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Lender as collateral for (i) the Letter of Credit Outstandings, (ii) obligations of Lenders to fund participations in respect thereof or (iii) in the case of Sections 4.9(f) and 4.16(e), the Obligations or (b) to provide other credit support agreed to by the applicable Issuing Lender (which agreement shall not be unreasonably withheld or delayed, it being unreasonable to not agree to credit support in the form of a standby letter of credit drawable upon the failure to pay when due the Letter of Credit Outstandings supported thereby and issued by a Lender (provided that such Lender is not a Defaulting Lender and that such Letter of Credit is not issued as a Letter of Credit under this Agreement) or another financial institution reasonably satisfactory to such Issuing Lender in form reasonably acceptable to such Issuing Lender) pursuant to documentation in form and substance reasonably satisfactory to the applicable Issuing Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include proceeds of such cash collateral and other credit support.

“Cash Equivalents” - (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank (i) having capital and surplus in excess of $500,000,000 or (ii) which has a short-term commercial paper rating which satisfies the requirements set forth in clause (d) below, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued, fully guaranteed or insured by the United States Government or any agency thereof, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor’s Ratings Group (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Program” — El Paso Corporation’s cash management program applicable to the El Paso Corporation and its Subsidiaries, as in effect from time to time.

“Change of Control” — except for the transactions contemplated pursuant to a Reorganization Plan consented to by the Super Majority Lenders or the transfer of the ownership of EPEP by El Paso Corporation to a wholly-owned Subsidiary or Subsidiaries of El Paso Corporation which will own all the outstanding Capital Stock of EPEP, any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (i) shall have acquired beneficial ownership of 50% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of either Borrower or its general partner or (ii) shall obtain the power (whether or not exercised) to elect a majority of either Borrower’s or its general partner’s directors.

“Code” - the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” - as to any Lender, the obligation of such Lender to make Loans to the Borrowers hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a) (which amount, with respect to all Lenders, shall equal $1,000,000,000 as of the Effective Date), as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

“Commitment Fee Rate” - for any day, a rate per annum equal to the Applicable Margin under the column “Commitment Fees” on such day.

“Commitment Percentage” - as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the

Commitments shall have expired or terminated, the percentage which such Lender’s Aggregate Credit Exposure then outstanding constitutes of the Aggregate Credit Exposure then outstanding for all of the Lenders).

“Commitment Period” - the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

“Commitments” - the collective reference to the Commitments and the L/C Commitment.

“Commodity Hedging Agreement” - a commodity hedging, basis hedging or purchase agreement or similar arrangement entered into with the intent of protecting against fluctuations in commodity prices or exchanging of notional commodity obligations, either generally or under specific contingencies.

“Consolidated Interest Expense” — with respect to EPEP and its Restricted Subsidiaries on a consolidated basis for any period, consolidated interest expense (excluding any interest expense for any Indebtedness among EPEP and its Restricted Subsidiaries) determined in accordance with GAAP.

“Consolidated Net Income” - for any period, net income of EPEP and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Continuing 70% Test” — as defined in Section 4.16(c).

“Contractual Obligation” - as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” - the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Debt Leverage Ratio” — as of the last day of any fiscal quarter, the ratio of Indebtedness of EPEP and its Restricted Subsidiaries on a consolidated basis as of such date to EBITDA for the four-quarter period ending on such date.

“Debtor Relief Laws” — the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” - any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender” — subject to Section 2.5(b), any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participations in Letters of Credit or (iii) pay over to the

Administrative Agent, any Issuing Lender, or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified any Borrower, the Administrative Agent or any Issuing Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply (i) with all or any portion of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied) or (ii) generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after written request by the Administrative Agent or a Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and such Borrower’s receipt of such certification in form and substance reasonably satisfactory to it, or (d) has become the subject of a Bankruptcy Event or has a direct or indirect parent company that has become the subject of a Bankruptcy Event; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disposition” - the sale, conveyance, transfer, lease or other disposition (including, without limitation, through a sale and leaseback transaction or as a result of casualty or condemnation) of any Property.

“Documentation Agents” — each of UBS Securities LLC, The Bank of Montreal and Société Générale.

“Dollars” and “$” - dollars in lawful currency of the United States of America.

“EBITDA” - with respect to EPEP and its Restricted Subsidiaries, for any period, Consolidated Net Income for that period, plus, without duplication and to the extent deducted in determining Consolidated Net Income (exclusive of extraordinary items and gains or losses on sales of assets outside the ordinary course of business) for that period, the sum of (a) the aggregate amount of Consolidated Interest Expense for that period, (b) to the extent not included in Consolidated Interest Expense, the aggregate amount of commissions, discounts, points and other fees, including letter of credit fees paid during that period, (c) the aggregate amount of income tax expense for that period, (d) all amounts attributable to depreciation, depletion and amortization for that period, (e) non-cash charges and non-cash expenses relating to (i) full cost ceiling test write-downs and (ii) Hedging Agreements during that period, (f) distributions of cash to EPEP or any of its consolidated Subsidiaries by any entity accounted for on the equity method, (g) noncash impairment charges and all nonrecurring charges and minus the sum of (y) earnings of entities accounted for on the equity method, and (z) to the extent added to revenues in determining Consolidated Net Income for that period, all non-cash income and unrealized noncash gains in respect of Hedging Agreements during that period, in each case determined in accordance with GAAP and without duplication of amounts, and (h) any charges taken during such period in connection with the payment, repayment, redemption, defeasance, early retirement or refinancing of any debt; provided, however, that if any such Person shall have consummated any material acquisition or Disposition during such period, EBITDA shall be determined on a pro forma basis as if such acquisition or Disposition had occurred on the first day of such period.

“Effective Date” — the date on which the conditions precedent to the effectiveness of this Agreement set forth in Section 6.1 shall be satisfied or waived as provided in Section 11.1 (June 2, 2011).

“Environmental Laws” - any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other Governmental Authority with jurisdiction over the operations of either Borrower or any of the Restricted Subsidiaries, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits” - any and all permits, licenses, registrations, notifications, approvals, exemptions and any other authorization required under any applicable Environmental Law.

“EPC” — El Paso Corporation.

“EPEP” — El Paso Exploration & Production Company.

“ERISA” - the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued from time to time thereunder.

“ERISA Affiliate” - any Person who is a member of EPEP’s controlled group within the meaning of Section 4001(a)(14)(A) of ERISA.

“Eurocurrency Reserve Requirements” - for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Eurodollar Base Rate” - with respect to each day during each Interest Period pertaining to any Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in

Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Reference LIBOR 01 (or otherwise on such screen) at approximately, with respect to any notice of borrowing or notice of conversion (as applicable), 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.  In the event that such rate does not appear or shall cease to be available from Reuters Reference LIBOR 01, the Eurodollar Base Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Borrowers.

“Eurodollar Loans” - Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” - with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default” - any of the events specified in Section 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Amount” — as defined in Section 4.5(e).

“Extension of Credit” - as to any Lender, the making of, or the issuance of, or participation in, a Loan by such Lender, or the issuance of, or participation in, a Letter of Credit by such Lender (but not a conversion or continuation of a Loan).

“FATCA” - Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” - for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” — each of the Administrative Agent Fee Letter, the fee letter agreement among the Borrowers, The Bank of Montreal, Société Générale, UBS AG, Stamford Branch and UniCredit Bank AG, New York Branch dated April 6, 2011 and the fee letter agreement among the Borrowers, BNPP and The Bank of Nova Scotia dated April 6, 2011.

“Fronting Exposure” — at any time there is a Defaulting Lender, with respect to any Issuing Lender, such Defaulting Lender’s Commitment Percentage of the Letter of Credit Outstandings with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” - generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” - any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Guarantee Obligation” - as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by a Borrower in good faith.  Obligations of a Borrower or any Subsidiary pursuant to indemnities which (a) are granted in the ordinary course of business, including, without limitation, (i) such obligations in connection with stock purchase agreements or asset purchase and sale agreements and (ii) such obligations in connection with the conduct of the Oil and Gas Business in the ordinary course of business and (b) do not cover Indebtedness of the types described in clauses (a) through (f) of the definition of Indebtedness, shall not constitute “Guarantee Obligations” for purposes of this Agreement.

“Hedge Parties” — a Lender or an Affiliate of a Lender that enters into a Hedging Agreement with a Borrower.

“Hedging Agreement” - any Interest Rate Protection Agreement, Commodity Hedging Agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement concluded by a Borrower.

“Hydrocarbon Interests” - all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, farm outs, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.

“Hydrocarbons” - oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom and all products refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium and sulfur.

“Indebtedness” - of any Person at any date, without duplication, (a) the principal amount of indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and accrued current liabilities incurred in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capital Leases and non-volumetric production payment arrangements, (d) all obligations of such Person in respect of letters of credit and acceptances issued or created for the account of such Person, (e) all obligations of others of the type referred to in clauses (a) through (d) above and which are secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, except that the amount of any nonrecourse obligation shall be deemed to be the lesser of the value of the property securing such obligation and the amount of such obligation so secured, and (f) all Guarantee Obligations with respect to the items described in clauses (a) through (d) above; provided, that for the purposes of calculating the Debt Leverage Ratio under Section 8.1(b), the definition of Indebtedness shall not include the obligations described in clause (c) above for production payments.

“Indenture” — the Indenture dated as of May 23, 2003, between EPEP and Wilmington Trust Company, as amended, relating to the issuance of the Senior Notes.

“Independent Auditors” — Ernst and Young or other independent certified public accountants of nationally recognized standing.

“Independent Engineer” — Ryder Scott or another independent engineering firm selected by EPEP and reasonably acceptable to the Technical Banks.

“Interest Coverage Ratio” — as of the last day of any fiscal quarter, the ratio of EBITDA of EPEP and its Restricted Subsidiaries for the four-quarter period ending on such date to Consolidated Interest Expense of EPEP and its Restricted Subsidiaries for such period.

“Interest Payment Date” - (a) as to any ABR Loan, the last day of each March, June, September and December, commencing June 30, 2011, the date of any conversion from an ABR

Loan to a Eurodollar Loan and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” - with respect to any Eurodollar Loan:

(i)                                     initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one or two weeks or one, two, three or six (or, to the extent available to all of the Lenders, nine or twelve) months thereafter, as selected by the Borrowers’ Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)                                  thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, to the extent available to all of the Lenders, nine or twelve) months thereafter, as selected by the Borrowers’ Representative by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

(iii)                               provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)                                  if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2)                                  any Interest Period of one, two, three, six, nine, or twelve months pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(3)                                  any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date.

“Interest Rate Protection Agreement” - an interest rate swap, cap or collar agreement or similar arrangement entered into with the intent of protecting against fluctuations in interest rates or the exchange of notional interest obligations, either generally or under specific contingencies.

“Investments” - as defined in Section 8.8.

“ISP” — International Standby Practices, International Chamber of Commerce Publication No. 590  as the same may be amended or replaced from time to time.

“Issuing Lenders” — BNP Paribas, The Bank of Nova Scotia or any of their respective Affiliates, in their capacities as issuer of a Letter of Credit, and any other Lender or any of its Affiliates approved by the Borrowers.

“Joint Book Running Managers” — BNP Paribas Securities Corp., Scotia Capital, UBS Securities LLC, BMO Capital Markets, SG Americas Securities, LLC, and UniCredit Bank AG, New York Branch.

“Joint Lead Arrangers” — BNP Paribas Securities Corp., Scotia Capital, UBS Securities LLC, BMO Capital Markets, SG Americas Securities, LLC, and UniCredit Bank AG, New York Branch.

“Laws” — collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Commitment” — collectively, the Issuing Lender’s obligation to issue Letters of Credit and the obligation of Participating Lenders to acquire L/C Participating Interests therein pursuant to Section 3.

“L/C Disbursements” — drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5

“L/C Participating Interest” - with respect to any Letter of Credit (a) in the case of the Issuing Lender with respect thereto, its interest in such Letter of Credit and any letter of credit application relating thereto after giving effect to the granting of participating interests therein, if any, pursuant hereto and (b) in the case of each Participating Lender, its undivided participating interest in such Letter of Credit and any letter of credit application relating thereto.

“L/C Sublimit” — $250,000,000 or such greater amount as shall be agreed by the Issuing Lenders.

“Lender” — as defined in the preamble to this Agreement.

“Lender Redetermination Notice” - a notice from the Required Lenders to the Borrowers’ Representative giving notice of their election to redetermine the Borrowing Base, which notice may be sent by the Required Lenders at any time they so elect, provided that such an election (excluding any mandatory redetermination of the Borrowing Base made in connection with the issuance of Subordinated Indebtedness pursuant to Section 4.9(e), any Disposition of Borrowing Base Properties described in Section 8.6(d), the failure of the Borrowers to comply with the Continuing 70% Test, and the substitution as Collateral of Oil and Gas Properties having a value in excess of 10% of the PV-10 Value of the Borrowing Base Properties at such time) can be made by the Required Lenders no more than once between Scheduled Redetermination Dates.

“Letters of Credit” - as defined in Section 3.1(a).

“Letter of Credit Outstandings” - at any time, the sum of (a) the aggregate amount available for drawing under Letters of Credit then outstanding and (b) the aggregate amount of L/C Disbursements.

“Lien” - any mortgage, pledge, hypothecation, assignment for security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing), but excluding set-off arrangements.

“Loan Documents” - the collective reference to this Agreement, any Notes, any letter of credit applications, the Fee Letters and the Security Documents, as amended, supplemented or otherwise modified from time to time.

“Loans” - as defined in Section 2.1(a).

“Material Adverse Effect” - a material adverse effect on (a) the business, assets, liabilities, property, or financial condition of a Borrower and its Subsidiaries taken as a whole, (b) the ability of a Borrower to perform its respective obligations under the Loan Documents, or (c) the validity or enforceability of this or any of the other Loan Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern” - any petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos or asbestos containing material, polychlorinated biphenyls, urea-formaldehyde insulation, and any other substance that is regulated under any Environmental Law.

“Monthly Date” — the last Business Day of each calendar month.

“Mortgage” - each mortgage, deed of trust, assignment or security agreement executed by the Borrowers in form and substance reasonably satisfactory to the Administrative Agent which purports to create a Lien in favor of the Administrative Agent, in each case as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” - a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which EPEP or an ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions and in respect of which EPEP or an ERISA Affiliate has any liability (contingent or otherwise), such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” — a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of EPEP or an ERISA Affiliate and at least one Person other than EPEP and its ERISA Affiliates, or (b) was so maintained and in respect of which EPEP or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Defaulting Lender” — at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes” - as defined in Section 4.13(a).

“Non-U.S. Lender” - as defined in Section 4.13(b).

“Note” - as defined in Section 2.4.

“Obligations” - the collective reference to the unpaid principal of and interest on the Loans and the Reimbursement Obligations and all other obligations and liabilities of the Borrowers owing under any Loan Document and any Secured Hedging Agreement, and interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers (whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any of the Lenders or their Affiliates under the Loan Documents.

“Oil and Gas Business” - (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons, (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or Oil and Gas Properties, including, without limitation, the marketing of Hydrocarbons obtained from unrelated Persons, (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of Hydrocarbons, (d) any business relating to oilfield sales and service, and (e) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (a) through (d) of this definition.

“Oil and Gas Properties” - Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all pipelines, gathering lines, compression facilities, tanks and processing plants; all interests held in royalty trusts whether presently existing or hereafter created; all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or Property and including any and all surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; in each case whether now owned or hereafter acquired directly or indirectly.

“Participants” - as defined in Section 11.6(b).

“Participating Lender” - with respect to any Letter of Credit, any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in such Letter of Credit.

“PBGC” - the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA and any successor entity performing similar functions.

“Permitted Liens” — as defined in Section 8.3.

“Person” - an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

“Plan” - a Single Employer Plan or a Multiple Employer Plan.

“Price Criteria” — certain price assumptions determined by the Technical Banks in their sole discretion utilized in the determination of future revenues from oil and gas production.

“Properties” - any kind of facility, fixture, property or asset, whether real, personal or mixed, or tangible or intangible owned, leased or operated by the Borrowers or a Restricted Subsidiary.

“Proved Reserves” - the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made), as determined in accordance with Rule 4-10 of Regulation S-X promulgated by, and other applicable requirements of, the United States Securities and Exchange Commission.

“Purchase Money Note” - a promissory note of a Securitization Entity evidencing amounts owed to a Borrower or any Restricted Subsidiary in connection with a Qualified Securitization Transaction which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“PV-10 Value” — with respect to any Oil and Gas Properties, the then present value of such Properties agreed to by the Technical Banks utilizing a 10% discount rate and the Price Criteria furnished by the Administrative Agent to EPEP thirty (30) days prior to the delivery of the then relevant Reserve Report under Section 4.9.

“Qualified Securitization Transaction” - any transaction or series of transactions that may be entered into by a Borrower or any Restricted Subsidiary pursuant to which a Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer to: (a) a Securitization Entity (in the case of a transfer by a Borrower or any Restricted Subsidiary); and (b) any other Person (in the case of a transfer by a Securitization Entity), or may grant a security interest in any accounts receivable with a due date of 60 days or less from the invoice date or equipment (whether now existing or arising or acquired in the future) of a Borrower or any Restricted Subsidiary, and any assets related thereto, including all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

“Register” - as defined in Section 11.6(d).

“Regulation U” - Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulations T and X” - the corresponding regulation of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” - the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by the Issuing Lender in accordance with the terms of this Agreement and the related letter of credit applications.

“Reorganization Plan” — a plan for the corporate restructuring of EPEP and its Subsidiaries.

“Required Lenders” — at any time while no Loans are outstanding, Lenders having more than 50% of the aggregate Commitments, and, at any time while Loans are outstanding, Lenders holding more than 50% of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 11.6(b)); provided that the Commitments and Loans of any Defaulting Lender shall be disregarded for purposes of making a determination of Required Lenders.

“Requirement of Law” - as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Report” - a report in form and substance satisfactory to the Technical Banks, separately stated with respect to (i) all Oil and Gas Properties owned directly or indirectly by the Borrowers valued in accordance with Rule 4-10 of Regulation S-X promulgated by, and other applicable requirements of, the United States Securities and Exchange Commission, (ii) all Borrowing Base Properties owned directly or indirectly by the Borrowers valued using the Price Criteria furnished by the Administrative Agent to the Borrowers’ Representative, and (iii) all Oil and Gas Properties owned directly or indirectly by the Borrowers valued using the Price Criteria furnished by the Administrative Agent to the Borrowers’ Representative, setting forth, among other things, (a) the PV-10 Value of such Properties, (b) the Proved Reserves attributable to such Properties, and (c) a projection of the rate of production and net income of the Proved Reserves attributable to such Properties as of the date of such Reserve Report.

“Responsible Officer” - of either Borrower, the president, the chief financial officer, treasurer or controller of such Borrower.

“Restricted Subsidiary” — each Subsidiary of EPEP that is not a Borrower or an Unrestricted Subsidiary.  As of the date of this Agreement, all of EPEP’s Subsidiaries are Restricted Subsidiaries.

“Ryder Scott” — Ryder Scott Company, L.P.

“Scheduled Redetermination Dates” — April 30 and October 31 of each year.

“Secured Hedging Agreement” — a Hedging Agreement with a Secured Party.

“Secured Parties” — the Lenders under this Agreement and a Lender or any Affiliate of a Lender party to a Hedging Agreement with any Borrower, including Hedging Agreements in effect on the Effective Date.  The term Secured Parties shall also include (a) a former Lender or an Affiliate of a former Lender that is party to a Hedging Agreement with any Borrower, provided that such former Lender or Affiliate was a Lender hereunder or an Affiliate of a Lender hereunder at the time it entered into such Hedging Agreement and (b) an Existing Lender or an Affiliate of an Existing Lender that is party to a Hedging Agreement with any Borrower, provided that such Existing Lender or Affiliate was a “Lender” (as defined in the Existing Credit Agreement) or an Affiliate of a “Lender” (as defined in the Existing Credit Agreement) at the time it entered into such Hedging Agreement.

“Securitization Entity” - any Person in which a Borrower or any Restricted Subsidiary makes an Investment and to which a Borrower or any Restricted Subsidiary transfers accounts receivable or equipment (and related assets, including contract rights) which engages in no activities other than in connection with the financing, sale, or purchase of accounts receivable or equipment or related assets (including contract rights) and:

(a)                                  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(i)                                     is guaranteed by a Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings;

(ii)                                  is recourse to or obligates a Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(iii)                               subjects any property or asset of a Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)                                 with which neither any Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to such Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of a Borrower, as determined by such Borrower, other than amounts payable in the ordinary course of business in connection with servicing receivables and other assets of such entity; and

(c)                                  which neither any Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such Person’s financial condition or cause such Person to achieve certain levels of operating results.

“Security Documents” - the collective reference to the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrowers hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

“Senior Notes” — the 7¾% Senior Notes due 2013 issued by EPEP pursuant to the Indenture.

“Single Employer Plan” - a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of EPEP or an ERISA Affiliate and no Person other than EPEP and its ERISA Affiliates or (b) was so maintained and in respect of which EPEP or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Disposition” - as defined in Section 4.9(f).

“Standard Securitization Undertakings” - representations, warranties, covenants and indemnities entered into by a Borrower or any Subsidiary, which are reasonably customary in an accounts receivable or equipment securitization transaction, in each case, as determined by a Borrower.

“Subordinated Indebtedness” - any Indebtedness of the Borrowers contractually subordinated to the prior payment in full of the Loans, Reimbursement Obligations and any other obligations hereunder in a manner acceptable to the Required Lenders as evidenced by their written approval.

“Subsidiary” - as to any Person, a corporation, partnership or other entity of which more than 50% of the total voting power of shares of stock or other equity ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to vote in the election of directors, a managing general partner, or majority of general partners or other managers or trustees thereof, is at the time owned or controlled, directly or indirectly by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof).  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to any direct or indirect Subsidiary or Subsidiaries of EPEP.

“Super Majority Lenders” — at any time while no Loans are outstanding, Lenders having more than 66 2/3% of the aggregate Commitments, and, at any time while Loans are outstanding, Lenders holding more than 66 2/3% of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 11.6(b)); provided that the Commitments and Loans of any Defaulting Lenders shall be disregarded for purposes of making a determination of Super Majority Lenders.

“Syndication Agent” — Scotia Capital.

“Technical Banks” —BNPP, The Bank of Nova Scotia and The Bank of Montreal.

“Termination Date” — June 2, 2016.

“Termination Event” — (a) a “reportable event,” as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC under PBGC Reg. § 4043), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of EPEP or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA or the incurrence of liability by EPEP or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) the conditions set forth in Section 302(f)(1)(A) and (B) of ERISA to the creation of a lien upon property or rights to property of EPEP or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied, or (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (g) the occurrence of any other event or the existence of any other condition which would reasonably be expected to result in the termination of, or the appointment of a trustee to administer, any Plan under Section 4042 of ERISA.

“Tranche” - the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as “Eurodollar Tranches”

“Transferee” - as defined in Section 11.6(f).

“Type” - as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Undisclosed Administration” - in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Uniform Customs” - the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“Unrestricted Subsidiary” — any Subsidiary of a Borrower which is designated in writing by EPEP to the Administrative Agent as an Unrestricted Subsidiary, provided that no Subsidiary may be so designated by EPEP if it is a Restricted Subsidiary under the Indenture.

“Withdrawal Liability” has the meaning given such term under Part 1 of Subtitle E of Title IV of ERISA.

1.2                                 Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if EPEP notifies the Administrative Agent that EPEP requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of or calculation of compliance with such provision (or if the Administrative Agent notifies EPEP that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c)                                  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)                                  References in any Loan Document to knowledge of a Borrower of events or circumstances shall be deemed to refer to events or circumstances of which an officer of such Borrower has actual knowledge.

(f)                                    Any determinations as to EPEP and its Restricted Subsidiaries on a consolidated basis shall be made by excluding the assets, liabilities and results of operations of Unrestricted Subsidiaries (but including any investment in such Unrestricted Subsidiaries) and including the effects of any transactions between EPEP and Restricted Subsidiaries, on the one hand, and such Unrestricted Subsidiaries, on the other hand.

SECTION 2
AMOUNT AND TERMS OF COMMITMENTS

2.1                                 Commitments.  (a)  Subject to the terms and conditions hereof, including, without limitation, the satisfaction of the conditions precedent set forth in Section 6 hereof, each Lender severally agrees to make Loans (“Loans”) to the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender’s Commitment, provided that no Lender shall make any Loans if, after giving effect thereto, the sum of such Lender’s Loans and Commitment Percentage of Letter of Credit Outstandings (in each case, after giving effect to the Loans requested to be made and the Letters of Credit requested to be issued on such date) exceeds the lesser of (i) such Lender’s Commitment and (ii) such Lender’s Commitment Percentage of the Borrowing Base then in effect.  During the Commitment Period, the Borrowers may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b)                                 The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrowers’ Representative and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3, provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

2.2                                 Procedure for Borrowing.  The Borrowers may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrowers’ Representative shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans initially are to be Eurodollar Loans or (b) 10:00 a.m. on the requested Borrowing Date if the requested Loans are ABR Loans), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor.  Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Commitments, or the amount of outstanding Eurodollar Loans after any repayment of any Eurodollar Loans, are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Upon receipt of any such notice from the Borrowers’ Representative, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrowers at the office of the Administrative Agent specified in Section 11.2 prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrowers’ Representative in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrowers by the Administrative Agent crediting the account of the Borrowers specified in the borrowing notice with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3                                 Repayment of Loans.  (a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 9.1).  The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof to but not including the date the Loans are paid in full at the rates per annum, and on the dates, set forth in Section 4.1.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent shall maintain the Register pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(d)                                 The entries made in the Register and the accounts of each Lender maintained pursuant to Section 11.6(d) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

2.4                                 Evidence of Debt.  Upon the request of any Lender, the Borrowers will execute and deliver to such Lender a promissory note of the Borrowers evidencing the Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Note”).

2.5                                 Defaulting Lenders.  (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in Section 11.1.

(ii)                                  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise or received by the Administrative Agent from such Defaulting Lender pursuant to Section 11.8) shall be applied at such time or times as may be determined by the Administrative Agent as follows:

first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders hereunder;

third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8;

fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8;

sixth, to the payment of any amounts owing to the Lenders and the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Lender against that Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by a Borrower against such Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and

eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which that Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Disbursements are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.5(a)(iv).

Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.5(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                              No Defaulting Lender shall be entitled to receive any fee described in Section 4.6(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                                Each Defaulting Lender shall be entitled to receive fees described in 3.3 for any period during which it is a Defaulting Lender only to the extent allocable to the percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.

(C)                                With respect to any fee described in Section 4.6(a) or Section 3.3 not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause any Non-Defaulting Lender’s Aggregate Credit Exposure to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 3.8.

(b)                                 If the Borrowers, the Administrative Agent, and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.5(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 3
LETTERS OF CREDIT

3.1                                 The L/C Commitment.  (a) Subject to the terms and conditions hereof, including, without limitation, the satisfaction of the conditions precedent set forth in Section 6 hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (the “Letters of Credit”) for the account of any Borrower or any Subsidiary or Affiliate of a Borrower in which EPEP has a direct or indirect investment, on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance and after giving effect to any Loans requested to be made or Letters of Credit requested to be issued on such date (i) the sum of the Loans and Letter of Credit Outstandings would exceed the lesser of (A) the Commitments and (B) the Borrowing Base then in effect or (ii) the Letter of Credit Outstandings would exceed the L/C Sublimit.  Each Letter of Credit shall (x) be issued to support obligations of any Borrower or any Subsidiary or Affiliate of a Borrower in which EPEP has a direct or indirect investment, contingent or otherwise, and (y) shall expire no later than the earlier of (I) three years (or such later date agreed to by the Issuing Lender) after the date of issuance and (II) five Business Days prior to the Termination Date, provided that any Letter of Credit may provide for the extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (II) above).  Each Letter of Credit shall be denominated in Dollars.

(b)                                 Each Letter of Credit shall be subject to the Uniform Customs or, at the option of the Issuing Lender if acceptable to the beneficiary, the ISP, and, to the extent not inconsistent therewith, the laws of the State of New York.

(c)                                  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any Participating Lender to exceed any limits imposed by, any applicable Requirement of Law.

(d)                                 No Issuing Lender shall be under any obligation to issue any Letter of Credit if any Lender is at that time a Defaulting Lender, unless the applicable Borrower or such Defaulting Lender has Cash Collateralized such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.5(a)(iv)) with respect to the Defaulting Lender arising from the Letter of Credit then proposed to be issued.

3.2                                 Procedure for Issuance of Letters of Credit.  The Borrowers’ Representative may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender and the Administrative Agent at their respective addresses for notices specified herein a letter of credit application.  Upon receipt of any letter of credit application, the Issuing Lender will process such letter of credit application on (i) the Business Day on which such letter of credit application is received, provided that such letter of credit application is received no later than 11:00 a.m. (New York time) on such Business Day, or (ii) the first Business Day next succeeding receipt of such letter of credit application if received after such time.  Upon receipt by the Issuing Lender of confirmation from the Administrative Agent that issuance of such Letter of Credit will not contravene Section 3.1, the Issuing Lender shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than noon New York time on the Business Day of its receipt of the letter of credit application) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrowers’ Representative.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrowers’ Representative and the Administrative Agent promptly following the issuance thereof, and, thereafter, the Administrative Agent shall promptly furnish a copy thereof to the Lenders.

3.3                                 Fees, Commissions and Other Charges.  (a)  The Borrowers shall pay to the Administrative Agent, for the account of (i) the Issuing Lender and the Participating Lenders, a letter of credit commission with respect to each Letter of Credit, computed for the period from the date such Letter of Credit is issued to the date upon which the next payment is due under this Section 3.3(a) (and, thereafter, from the date of payment under this Section 3.3(a) to the date upon which the next payment is due under this Section 3.3(a)) at the rate per annum equal to the Applicable Margin in effect from time to time for Eurodollar Loans of the daily aggregate amount available to be drawn under such Letter of Credit during such period, and (ii) the Issuing Lender, a letter of credit commission with respect to each Letter of Credit in an amount equal to .20% per annum of the daily aggregate amount available to be drawn under such Letter of Credit.  The letter of credit commissions payable pursuant to clause (i) and (ii) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing June 30, 2011, and on the Termination Date.

(b)                                 In addition to the foregoing fees and commissions, the Borrowers shall pay to the Issuing Lender (i) a fee of $750 for issuing each Letter of Credit, and (ii) a fee of $250 for amending any Letter of Credit.

(c)                                  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the Participating Lenders all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this Section 3.3.

3.4                                 L/C Participations.  (a) Effective on the date of issuance of each Letter of Credit issued after the Effective Date, the Issuing Lender irrevocably agrees to grant and hereby grants to each Participating Lender, and each Participating Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such Participating Lender’s own account and risk an undivided interest equal to such Participating Lender’s Commitment Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued by the Issuing Lender and the amount of each draft paid by the Issuing Lender thereunder.  Each Participating Lender unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such Participating Lender shall pay to the Administrative Agent, for the account of the Issuing Lender, upon demand at the Administrative Agent’s address specified in Section 11.2, an amount equal to such Participating Lender’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.  On the date that any Assignee becomes a Lender party to this Agreement in accordance with Section 11.6, participating interests in any outstanding Letters of Credit held by the transferor Lender from which such Assignee acquired its interest hereunder shall be proportionately reallotted between such Assignee and such transferor Lender.  Each Participating Lender hereby agrees that its obligation to participate in each Letter of Credit, and to pay or to reimburse the Issuing Lender for its participating share of the drafts drawn or amounts otherwise paid thereunder, is absolute, irrevocable and unconditional and shall not be affected by any circumstances whatsoever (including, without limitation, the occurrence or continuance of any Default or Event of Default), and that each such payment shall be made without offset, abatement, withholding or other reduction whatsoever.

(b)                                 If any amount required to be paid by any Participating Lender to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any draft paid by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such Participating Lender shall pay to the Administrative Agent, for the account of the Issuing Lender, on demand, an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such draft is paid to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any Participating Lender pursuant to Section 3.4(a) is not in fact made available to the Administrative Agent, for the account of the Issuing Lender, by such Participating Lender within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such Participating Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder.  A certificate of the Issuing Lender submitted to any Participating Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

(c)                                  Whenever, at any time after the Issuing Lender has paid a draft under any Letter of Credit and has received from any Participating Lender its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any reimbursement on account of such unreimbursed portion, or any payment of interest on account thereof, the Issuing Lender will pay to the Administrative Agent, for the account of such Participating Lender, its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such Participating Lender shall return to the Administrative Agent for the account of the Issuing Lender, the portion thereof previously distributed to it.

3.5                                 Reimbursement Obligation of the Borrowers.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall notify the Borrowers and the Administrative Agent of the date and the amount thereof.  The Borrowers agree to reimburse the Issuing Lender (whether with their own funds or with proceeds of the Loans) on each date on which the Issuing Lender pays a draft so presented under any Letter of Credit for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment; provided that unless the Borrowers’ Representative shall have notified the Administrative Agent otherwise, the Borrowers’ obligations shall be financed with an ABR Loan made under this Section 3.5 in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to reimburse such Letter of Credit disbursement shall be discharged and replaced by the resulting ABR Loan, which ABR Loans shall not be subject to the conditions precedent in Section 6.2.  The borrowing date with respect to any such ABR Loans shall be the date of the remittance by the Issuing Lender of the proceeds of such drawing.  Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.

3.6                                 Obligations Absolute.  The Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrowers or any other Person may have or have had against any Issuing Lender or any other Lender or any beneficiary of a Letter of Credit.  The Borrowers also agree with the Issuing Lenders that the Issuing Lenders shall not be responsible for, and the Borrowers’ obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ISSUING LENDER, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct.  The Borrowers agree that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, including, without limitation, Article 5 thereof, shall be binding on the Borrowers and shall not result in any liability of such Issuing Lender to the Borrowers; provided that the foregoing shall not be construed to excuse such Issuing Lender from liability to a Borrower to the extent of any direct damages suffered by a Borrower that are caused by such Issuing Lender’s failure to comply with the requirements of the ISP or the Uniform Customs, as applicable, when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  In furtherance of the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Lender that issued such Letter of Credit may, to the extent it is permitted to do so under the ISP or Uniform Customs, as applicable, and otherwise in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit (unless the applicable obligor Borrower shall consent to payment thereon notwithstanding such lack of strict compliance).

3.7                                 Letter of Credit Payments.  Without limitation of Section 3.6, the responsibility of the Issuing Lenders to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

3.8                                 Cash Collateralization of Fronting Exposure.  At any time that there shall exist a Defaulting Lender, within five Business Days following the written request of the Administrative Agent or an Issuing Lender, the Borrowers shall Cash Collateralize 105% of the Fronting Exposure (after giving effect to Section 2.5(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Each Borrower, and to the extent provided by a Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, a first priority security interest in all such cash, deposit accounts and all balances therein and in all other property so provided as collateral pursuant to this Section 3.8 as security for the obligations for which such Cash Collateral is provided, to be applied as set forth herein.  If at any time the Administrative Agent determines that Cash Collateral provided pursuant to this Section 3.8 is less than 105% of the applicable Fronting Exposure secured thereby, the Borrowers will, promptly (but in any event within 5 Business Days) upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Agreement in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Outstandings (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure or other obligations shall be released promptly following (a) the elimination of the applicable Fronting Exposure or payment in full of all other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or, as appropriate, its assignee following compliance with Section 11.6(i)) or (b) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that the Person providing Cash Collateral pursuant to this Section 3.8 and each Issuing Lender may agree that such Cash Collateral shall be held to support future anticipated Fronting Exposure and other obligations and shall remain subject to the security interest granted pursuant to the Loan Documents; and provided further that Cash Collateral furnished by or on behalf of a Borrower pursuant to this Section 3.8 shall not be released during the continuance of an Event of Default.

SECTION 4
GENERAL PROVISIONS

4.1                                 Interest Rates and Payment Dates.  (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin in effect on such day.

(b)                                 Each ABR Loan shall bear interest for each day at a rate per annum equal to the Alternate Base Rate in effect on such day plus the Applicable Margin in effect on such date.

(c)                                  If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the overdue principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 4.1 plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the Alternate Base Rate plus the Applicable Margin in effect on such date plus 2%, in each case from the date of such non-payment to but excluding the date such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 4.1(c) shall be payable from time to time on demand.

4.2                                 Computation of Interest and Fees.  (a) Whenever, in the case of ABR Loans, it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed (including the first day and excluding the last day).  The Administrative Agent shall as soon as practicable notify the Borrowers’ Representative and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrowers’ Representative and the Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrowers’ Representative, deliver to the Borrowers a statement showing the quotations and calculations used by the Administrative Agent in determining any interest rate pursuant to Sections 4.1(a), (b) and (c).

4.3                                 Conversion and Continuation Options.  (a)  The Borrowers may elect from time to time to convert Eurodollar Loans to ABR Loans by having the Borrowers’ Representative give the Administrative Agent at least one Business Day’s prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrowers’ Representative may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

(b)                                 Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers’ Representative giving notice to the

Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Termination Date and provided, further, that if the Borrowers’ Representative shall fail to give such notice or if such continuation is not permitted such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

4.4                                 Minimum Amounts Maximum Number of Tranches.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  In no event shall there be more than 10 Eurodollar Tranches outstanding at any time.

4.5                                 Optional Prepayments and Commitment Reductions.  (a) The Borrowers may, on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans, or at any time and from time to time, in the case of ABR Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least one Business Day’s irrevocable notice to the Administrative Agent in the case of ABR Loans, and upon at least three Business Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans, in each case specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, in each case if of a combination thereof, the amount allocable to each.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 4.14.  Partial prepayments of Eurodollar Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)                                 Subject to Section 4.5(c), the Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments.  Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Commitments then in effect.  Termination of the Commitments shall also terminate the obligation of the Issuing Lender to issue Letters of Credit.

(c)                                  In the event of the termination by the Borrowers of all Commitments, the Borrowers shall on the date of such termination repay or prepay all of its outstanding Loans (together with accrued and unpaid interest on the Loans and any amounts payable pursuant to Section 4.14 and any other amounts payable hereunder), reduce the Letter of Credit Outstandings to zero and cause all Letters of Credit to be canceled and returned to the Issuing Lender (or shall Cash Collateralize the Letter of Credit Outstandings on terms and pursuant to documentation reasonably satisfactory to the Issuing Lender and the Administrative Agent).  In the event of any partial reduction of the Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrowers’ Representative and the Lenders of the Aggregate Credit Exposure of all the Lenders and (ii) if the Aggregate Credit Exposure of all the

Lenders would exceed the aggregate Commitments after giving effect to such reduction, then, prior to giving effect to such reduction, the Borrowers shall, on the date of such reduction, then, repay or prepay Loans and, second, reduce the Letter of Credit Outstandings (or Cash Collateralize the Letter of Credit Outstandings on terms and pursuant to documentation reasonably satisfactory to the Issuing Lender and the Administrative Agent), in an aggregate amount sufficient to eliminate such excess.

(d)                                 The Loans shall be repaid, and the Letter of Credit Outstandings shall be reduced or Cash Collateralized, to the extent required by Section 4.10.  All such prepayments and cash collateralization shall be made in accordance with this Section 4.5.

(e)                                  In the event the amount of any prepayment of the Loans required to be made above shall exceed the aggregate principal amount of the outstanding ABR Loans (the amount of any such excess being called the “Excess Amount”), the Borrowers shall have the right, in lieu of making such prepayment in full, to prepay all the outstanding applicable ABR Loans and to deposit an amount equal to the Excess Amount with, and in the event that Letter of Credit Outstandings are required to be Cash Collateralized, the Borrowers shall deposit an amount equal to the aggregate amount of Letter of Credit Outstandings to be Cash Collateralized with, the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent.  Any amounts so deposited shall be held by the Administrative Agent as collateral for the obligations of the Borrowers under this Agreement and applied to the prepayment of the applicable Eurodollar Loans at the end of the current Interest Periods applicable thereto or Letter of Credit Outstandings, as the case may be, or, during an Event of Default, to payment of any obligations under this Agreement (including obligations in respect of the Letters of Credit).  On any Business Day on which (i) collected amounts remain on deposit in or to the credit of such cash collateral account after giving effect to the payments made on such day pursuant to this Section 4.5(e) and (ii) the Borrowers’ Representative shall have delivered to the Administrative Agent a written request or a telephonic request (which shall be promptly confirmed in writing) that such remaining collected amounts be invested in the Cash Equivalent specified in such request, the Administrative Agent shall use its reasonable efforts to invest such remaining collected amounts in such Cash Equivalent, provided, however, that the Administrative Agent shall have continuous dominion and full control over any such investments (and over any interest that accrues thereon) to the same extent that it has dominion and control over such cash collateral account and no Cash Equivalent shall mature after the end of the Interest Period for which it is to be applied.  The Borrowers shall not have the right to withdraw any amount from such cash collateral account until the applicable Eurodollar Loans and accrued interest thereon and Letter of Credit Outstandings are paid in full or if a Default or Event of Default then exists or would result.  Any prepayment or collateralization pursuant to this Section 4.5(e) shall be applied in the order set forth in clause (ii) of the second sentence of Section 4.5(c).

4.6                                 Commitment Fee; Administrative Agent’s Fee; Other Fees.  (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender (except for any Defaulting Lender) a commitment fee for the period from and including, for each Lender, the Effective Date to but not including the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the lesser of (i) the Available Commitment of such Lender and

(ii) the Borrowing Base Availability with respect to such Lender, during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December (subject to Section 4.8) (commencing on June 30, 2011) and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.  Commitment fees shall be nonrefundable when paid unless payment was made in error.

(b)                                 The Borrowers shall pay to the Administrative Agent the fees set forth in the Administrative Agent Fee Letter.

(c)                                  The Borrowers shall pay to the Lenders (other than any Defaulting Lender) such additional fees as may be agreed to by the Borrowers and the Lenders.

4.7                                 Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                                  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Loans to Eurodollar Loans.

4.8                                 Pro Rata Treatment and Payments.  (a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders.  Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.  All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 11.2, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(b)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.8(b) shall be conclusive in the absence of manifest error.  If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrowers.

4.9                                 Computation of Borrowing Base.  (a)  Borrowing Base.  The Borrowing Base in effect from time to time shall represent the maximum principal amount (subject to the aggregate amount of the Commitments) of Loans and Letter of Credit Outstandings that the Lenders will allow to remain outstanding during the Commitment Period.  The Borrowing Base will be determined by the Technical Banks in their sole discretion based upon the total assets, cash flow and liabilities of the Borrowers and upon the value of Proved Reserves attributable to the Borrowing Base Properties of the Borrowers determined by the Technical Banks in their sole discretion, and will be determined by the Technical Banks in accordance with paragraph (d) of this Section 4.9, subject to approval by Super Majority Lenders or all of the Lenders, as the case may be.  Until the Commitments are no longer in effect, all Letters of Credit have terminated and all of the Loans and all other obligations under this Agreement are paid in full, this Agreement shall be subject to the then effective Borrowing Base.

(b)                                 Reserve Reports.  The Borrowers’ Representative shall, at its own expense, furnish to the Administrative Agent and each Lender (i) prior to March 31 of each year, a Reserve Report prepared by the Independent Engineer, dated no earlier than the immediately preceding December 31, (ii) prior to September 30 of each year, a Reserve Report prepared by the engineers employed by the Borrowers dated no earlier than the immediately preceding June 30 and (iii) within 30 days following the delivery of a Borrower Redetermination Notice or a Lender Redetermination Notice, a Reserve Report prepared by the engineers employed by the Borrowers and, if requested by the Required Lenders or the Administrative Agent, within 90 days following the delivery of such notice a Reserve Report prepared by the engineers employed by the Borrowers and audited by the Independent Engineer, in each case certified by a Responsible Officer of the Borrowers’ Representative.  If the Borrowers fail to deliver a Reserve Report within the time period provided for, then the Administrative Agent and the Lenders shall have the right to rely on the last Reserve Report previously delivered by the Borrowers with any such adjustments and taking into account any additional information as the Technical Banks may deem appropriate in their sole discretion.  Concurrently with the delivery of the Reserve Reports, the Borrowers shall furnish to the Administrative Agent and each Lender a certificate of a Responsible Officer showing any material additions to or material deletions from the Oil and Gas Properties and the Borrowing Base Properties listed in the Reserve Report, which additions or deletions were made by the Borrowers since the date of the previous Reserve Report.  Each Technical Bank shall be deemed to have approved each Reserve Report delivered pursuant to this Section 4.9(b) unless such Technical Bank shall have delivered an objection in writing to the Borrowers’ Representative within 15 days of the delivery of such Reserve Report.

(c)                                  Redetermination of the Borrowing Base.  The Technical Banks shall redetermine the Borrowing Base in their sole discretion, and the Administrative Agent shall notify the Borrowers’ Representative and the Lenders of the Technical Banks’ redetermination of the Borrowing Base (i) with respect to regularly scheduled Reserve Reports, (A) on or before April 30 (in the case of Reserve Reports due on March 31) and (B) on or before October 31 (in the case of Reserve Reports due on September 30), and (ii) with respect to a Lender Redetermination Notice or a Borrower Redetermination Notice, as promptly as practicable following delivery to the Administrative Agent of all information (including Reserve Reports) requested from the Borrowers, or if no such information is delivered by Borrowers following such request, then at such time as the Administrative Agent determines is practicable but, in any case, no later than 30 days after delivery of such information or, if such information is not timely delivered, 30 days after the date such information was required to be delivered.  Within 15 days after receipt from the Administrative Agent of the amount of a redetermination of the Borrowing Base, each Lender shall notify the Administrative Agent in writing stating whether or not such Lender agrees with that redetermination.  Failure of any Lender to give such notice within such period of time shall not be deemed to constitute an acceptance of such redetermination.  The Borrowing Base may be decreased from the then effective Borrowing Base with the consent of the Super Majority Lenders but may only be increased from the then effective Borrowing Base with the consent of all of the Lenders.  If the Super Majority Lenders or all of the Lenders, as the case may be, agree with that redetermination, then the Administrative Agent promptly shall notify the Borrowers’ Representative of the Borrowing Base as so redetermined.  Redeterminations made in connection with regularly scheduled Reserve Reports shall become effective (and shall remain effective until the Borrowing Base is again redetermined as provided in this subsection (c)) on May 15 (in the case of Reserve Reports due on March 31) and November 15 (in the case of Reserve Reports due on September 30), and other redeterminations shall become effective upon written notice from the Administrative Agent to the Borrowers’ Representative and the Lenders of the redetermined Borrowing Base.  If Super Majority Lenders or all of the Lenders, as the case may be, have not approved in writing the Borrowing Base within the 15 day period following their receipt of the proposed amount from the Administrative Agent, the Borrowing Base shall be set at the amount of the then current Borrowing Base and the Borrowing Base shall remain at such level until Super Majority Lenders or all of the Lenders, as the case may be, utilizing the procedure outlined herein, agree on a new Borrowing Base and the Administrative Agent shall give notice thereof to the Borrowers.  Each redetermination provided for by this Section 4.9(c) shall be made in accordance with the provisions of Section 4.9(d).

(d)                                 Criteria.  All determinations and redeterminations by the Technical Banks provided for in this Section 4.9 (and any determinations and decisions by either or both of the Technical Banks and Super Majority Lenders or all of the Lenders, as the case may be, in connection therewith, including effecting any redetermination of the value of any component contained in a Reserve Report) shall be made by the Technical Banks and the Lenders in their sole discretion based upon the application by the Technical Banks and the Lenders of their respective oil and gas lending criteria as they customarily use at the time of determination in assigning collateral value to oil and gas properties for similarly situated customers of the Technical Banks and the Lenders and using, when determining such value, any hedging that may be allocated to the Oil and Gas Properties in the Borrowing Base.

(e)                                  Subordinated Indebtedness.  At least thirty (30) days prior to the incurrence of Subordinated Indebtedness, the Borrower which proposes to incur such Subordinated Indebtedness shall so notify the Administrative Agent.  Following the receipt of such notice the Required Banks shall have the right to serve a Lender Redetermination Notice on the Borrowers’ Representative, which Lender Redetermination Notice shall not count towards the maximum number of such Notices which the Required Lenders may otherwise serve between Scheduled Redetermination Dates.

(f)                                    Mandatory Reductions.  Following the Disposition of any Borrowing Base Property pursuant to Section 8.6(d) for consideration with a value in excess of $50,000,000.00 (a “Specified Disposition”), the Borrowing Base shall be redetermined (by reference to the most recent Reserve Report) taking into account the PV-10 Value of the Properties remaining in the Borrowing Base, unless such Borrowing Base Property is contemporaneously replaced by a Borrower with substitute Borrowing Base Property with a PV-10 Value reasonably acceptable to the Technical Banks or, pending delivery of such Borrowing Base Property, with Cash Collateral equal to or greater than such PV-10 Value.  The Borrowers’ Representative shall provide at least 5 Business Days’ advance written notice to the Technical Banks of any Specified Disposition.

(g)                                 Initial Borrowing Base.  The initial Borrowing Base hereunder shall be $1,000,000,000.00.

4.10                           Mandatory Prepayments.

(a)                                  Borrowing Base Deficiency.  Upon the occurrence of a Borrowing Base Deficiency, the Administrative Agent shall notify the Borrowers’ Representative of such Borrowing Base Deficiency.  Within 20 days from and after the Borrowing Base Deficiency Notification Date, the Borrowers’ Representative shall notify the Administrative Agent that the Borrowers elect to take one of the following actions:

(i)                                     Execute and deliver to the Administrative Agent supplemental or additional Security Documents, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, securing payment of the Notes and the other Obligations and covering additional Hydrocarbon Interests directly owned by any Borrower which are not then designated as Borrowing Base Properties and which are of a type and nature, and having a value (determined by the Administrative Agent in its sole discretion using the standards applicable to a Borrowing Base redetermination), in addition to other Borrowing Base Properties reasonably satisfactory to the Administrative Agent and the Required Lenders, sufficient to eliminate the Borrowing Base Deficiency;

(ii)                                  Make a payment with respect to the Obligations (which shall be applied, or held for application, as the case may be, by the Administrative Agent to the payment of the aggregate unpaid principal amount of those Loans then outstanding and then Letter of Credit Outstandings) in an aggregate principal amount sufficient to eliminate such Borrowing Base Deficiency within thirty (30) days after the Borrowing Base Deficiency Notification Date;

(iii)                               Execute and deliver additional Security Documents, as provided in clause (i) above, sufficient to eliminate a portion of the Borrowing Base Deficiency and make a payment as provided in clause (ii) above in an aggregate principal amount sufficient to eliminate the balance of the Borrowing Base Deficiency; or

(iv)                              Make six (6) consecutive prepayments of principal of the outstanding Loans, each of which shall be in an amount equal to 1/6th of the amount of the Borrowing Base Deficiency, commencing on the first Monthly Date following delivery of the notice of Borrower’s election, and continuing on (or, at the Borrowers’ option, before) each Monthly Date thereafter until such Deficiency has been eliminated by such prepayments, addition of properties to the Borrowing Base Properties or a combination of the foregoing.

(b)                                 Security Documents.  If the Borrowers elect to execute and deliver supplemental or additional Security Documents to the Administrative Agent pursuant to Section 4.10(a)(i) or (a)(iii) above, it shall provide the Administrative Agent and each Lender with descriptions of the additional assets to be collaterally assigned (together with current valuations satisfactory to the Technical Banks or engineering reports as to the new Properties, Security Documents, and, if necessary to comply with the Continuing 70% Test, title evidence applicable thereto, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent), within twenty (20) days after the Borrowing Base Deficiency Notification Date, except that title evidence may be furnished within ninety (90) days after such Date.  If the Borrowers’ Representative fails to take any of the actions described above within the relevant period, then without any necessity for notice to the Borrowers or any other person, the Borrowers shall become obligated to pay Obligations in an aggregate principal amount equal to the applicable Borrowing Base Deficiency within three (3) days after the end of the relevant period.

4.11                           Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.14.

4.12                           Requirements of Law.  (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any letter of credit application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.13, changes in the rate or computation of tax on the overall net income of such Lender, franchise taxes imposed in lieu of net income taxes and doing business taxes);

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder, or

(iii)                               shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrowers shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)                                  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 4.12, it shall promptly notify the Borrowers’ Representative (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section 4.12 submitted by such Lender to the

Borrowers’ Representative (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The agreements in this Section 4.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)                                 For purposes of this Section 4.12, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, requirements, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee or Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law regardless of the date enacted, adopted, issued or implemented.

4.13                           Taxes.  (a)  All payments made by the Borrowers under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes (including taxes imposed under FATCA), franchise taxes (imposed in lieu of net income taxes) and doing business taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Non-U.S. Lender if such Non-U.S. Lender fails to comply with the requirements of paragraph (b) of this Section 4.13.  Whenever any Non-Excluded Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Administrative Agent for their own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof.  If, when the Borrowers are required by this Section 4.13(a) to pay any Non-Excluded Taxes, the Borrowers fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this Section 4.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrowers’ Representative and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or successors forms, and is otherwise exempt from IRS interest withholding obligations or (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, an annual certificate representing that such Non-U.S. Lender (x) is not a “bank” for purposes of Section 881(c) of the Code (and is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank in any filing with or submission made to any Governmental Authority or rating agency), (y) is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and (z) is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code)) or (iii) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding imposed by FATCA (provided that, solely for purposes of this Section 4.13(b), FATCA shall include any amendments made to FATCA after the date of this Agreement) if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents, along with such other additional forms as the Borrowers, the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) may reasonably request to establish the availability of such exemption.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation), and if a Person cannot deliver such forms because such Person is not exempt from U.S. federal withholding tax under the Code as described above, then such Person shall not become a Lender or Transferee hereunder or a party hereto.

4.14         Indemnity.  The Borrowers agree to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ISSUING LENDER (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrowers’ Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of a Eurodollar Loan after the Borrowers’ Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of or a conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the percentage added to the Eurodollar Rate pursuant to Section 4.1 (a) to the extent included therein) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.15         Change of Lending Office.  Each Lender agrees that if it makes any demand for payment under Section 4.12 or 4.13(a), or if any adoption or change of the type described in Section 4.11 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrowers to make payments under Section 4.12 or 4.13(a), or would eliminate or reduce the effect of any adoption or change described in Section 4.11.

4.16         Collateral Security.

(a)           Mortgages.  To secure the performance by the Borrowers of the Obligations hereunder and under the Notes, the Security Documents and any Secured Hedging Agreement, whether now or hereafter incurred, matured or unmatured, direct or contingent, including extensions, modifications, renewals and increases thereof, and substitutions therefore, the Borrowers shall, on or before June 15, 2011, have, pursuant to the Mortgages, granted and assigned to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority Lien, subject only to Permitted Liens, on Borrowing Base Properties representing 95% of the PV-10 Value of the Borrowing Base Properties.

(b)           Form of Security Documents.  The granting and assigning of such security interests and Liens by the Borrowers shall be pursuant to the Security Documents in form and substance reasonably satisfactory to the Administrative Agent.

(c)           Title Work.  Borrowers are not required to deliver new or updated title opinions for Borrowing Base Properties that have been previously delivered to the Lenders on the existing Borrowing Base.  Within 120 days after the Effective Date, the Borrowers shall have furnished to the Administrative Agent title documents, including those previously delivered on the existing Borrowing Base Properties, reasonably satisfactory to the Administrative Agent, with respect to the title and Lien status of at least 60% of the PV-10 Value of the Borrowing Base Properties, and, within 180 days after the Effective Date, the Borrowers shall have furnished to the Administrative Agent title documents, including those previously delivered on the existing Borrowing Base Properties, reasonably satisfactory to the Administrative Agent, with respect to the title and Lien status of at least 70% of the PV-10 Value of the Borrowing Base Properties.  Thereafter, the Borrowers shall furnish to the Administrative Agent title documents reasonably satisfactory to the Administrative Agent with respect to the title and Lien status of a sufficient number of Properties so that the Administrative Agent shall at all times have title documents with respect to at least 70% of the PV-10 Value of the Borrowing Base Properties of the Borrowers (the “Continuing 70% Test”).  If at any time after the 180th day after the Effective Date, the Borrowers fail to provide title documents reasonably satisfactory to the Administrative Agent for a sufficient number of Borrowing Base Properties to meet the Continuing 70% Test, such failure shall not constitute an Event of Default, but the Technical Banks may redetermine the Borrowing Base by written notice to the Borrowers’ Representative as required to bring the Borrowers into compliance with the Continuing 70% Test until such title documents are provided.  Without regard to whether the Borrowers provide satisfactory title documents with respect to a particular Oil and Gas Property owned by such Person, such Oil and Gas Property shall, if necessary to meet the requirements of Section 7.9 hereof, be encumbered by a Mortgage in favor of the Administrative Agent for the ratable benefit of the Secured Parties, and shall be included in the collateral.

(d)           Security for Hedge Parties.  The Administrative Agent and the Lenders agree that upon execution and delivery of a Hedging Agreement by a Hedge Party, such Hedge Party shall possess a pari passu Lien in the collateral provided in the Security Documents and the cash proceeds therefrom as security for the obligations of the Borrowers under such Hedging Agreement.

(e)           Substitution of Collateral.  The Borrowers shall have the right, subject to the consent of the Technical Banks, such consent not to be unreasonably withheld, to substitute Oil and Gas Properties of a Borrower for Oil and Gas Properties subject to a Mortgage, or, pending delivery of the Mortgage on such Properties, to substitute Cash Collateral for such Properties, provided that:

(i)            The Borrowers’ Representative provides notice of substitution to the Administrative Agent fifteen (15) days prior to the proposed substitution date;

(ii)           Neither an Event of Default nor a Borrowing Base Deficiency exists on the proposed substitution date;

(iii)          The Oil and Gas Properties proposed to be substituted for the Oil and Gas Properties subject to a Mortgage are either (A) of a type and nature similar to the Oil and Gas Properties subject to a Mortgage or (B) are consented to by the Technical Banks, such consent not to be unreasonably withheld;

(iv)          The substitution of the Oil and Gas Properties will not result in a decrease in the Borrowing Base as determined by the Technical Banks in their sole discretion; and

(v)           The Borrowers provide the supplemental or additional Security Documents referred to in Section 4.10(b) hereof.

If the Oil and Gas Properties being substituted have a value in excess of 15% of the PV-10 Value of the Borrowing Base Properties at such time, the Borrowing Base shall be redetermined prior to the date of such substitution in accordance with the procedures set forth in Section 4.9 which would have applied had a Borrower Redetermination Notice or a Lender Redetermination Notice been delivered.

(f)            If the conditions set forth in Section 4.16(e) have been satisfied, then upon request by EPEP, the Administrative Agent will release its lien on any Borrowing Base Property being exchanged for other Borrowing Base Property pursuant to Section 4.16(e).

4.17         Replacement of Lenders.  If (i) any Lender requests compensation under Section 4.12, or (ii) if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.13, or (iii) if any Lender is a Defaulting Lender or (iv) any Lender refuses to grant its approval with respect to any matter requiring the approval of all Lenders or any increases to the Borrowing Base and such matter or increase to the Borrowing Base shall have been approved by Lenders having Commitments in excess of 50% of the aggregate Commitments, then the Borrowers’ Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.6), all its interests, rights and obligations under this Agreement to an assignee identified by the Borrowers’ Representative (other than a Borrower or any Subsidiary of a Borrower) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) the Borrowers’ Representative shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans,  accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 4.12 or payments required to be made pursuant to Section 4.13, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers’ Representative to require such assignment and delegation cease to apply.

SECTION 5
REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

5.1           Financial Condition.  (a)  (i) The audited consolidated balance sheet of EPEP and its consolidated Subsidiaries at December 31, 2010 and the related audited consolidated statements of income, cash flows and stockholder’s equity for the fiscal year ended on such date, together with the related notes and schedules thereto, reported on by Ernst and Young, and (ii) the unaudited consolidated balance sheet of EPEP and its consolidated Subsidiaries as at March 31, 2011, in each case, together with the related unaudited consolidated statements of income, cash flows, and stockholder’s equity for the fiscal quarter then ended, in each case copies of which have heretofore been furnished or made available to each Lender, present fairly in all material respects the consolidated financial position of EPEP and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, in conformity with GAAP (subject, in the case of clause (ii), to customary year-end audit adjustments and reduced footnote disclosure).

(b)           All such financial statements referred to in Section 5.1(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein).

5.2           No Change.  Since the date of EPEP’s most recent audited annual consolidated financial statements, there has been no development, circumstance or event which has had or could reasonably be expected to have a Material Adverse Effect.

5.3           Corporate Existence; Compliance with Law.  Each of the Borrowers (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) has the power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified and in good standing could not reasonably be expected to have, in the aggregate, a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law (including, without limitation, Environmental Laws) except to the extent that the failure to comply therewith could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

5.4           Corporate Power; Authorization; Enforceable Obligations.  Each Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the delivery, performance, validity or enforceability of the Loan Documents to which any Borrower is a party other than the filings of the Mortgages and UCC-1 financing statements and those which have been obtained and are in full force and effect.  This Agreement has been, and each other Loan Document to which a Borrower is a party will be, duly executed and delivered on behalf of any Borrower.  This Agreement constitutes, and each other Loan Document to which any Borrower is a party when executed and delivered will constitute, a legal, valid and binding obligation of any Borrower enforceable against such Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5           No Legal Bar.  The execution, delivery and performance of the Loan Documents, the granting of the Liens under the Security Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any applicable Requirement of Law or Contractual Obligation of the Borrowers and will not result in, or require, the creation or imposition of any Lien on any of its or their respective Properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, other than any Lien created pursuant to the Security Documents.

5.6           No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Borrower or against any of its respective Properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

5.7           No Default.  No Default or Event of Default has occurred and is continuing.

5.8           Ownership of Property; Liens.  Each Borrower has good and defensible title to all of its Oil and Gas Properties which are not personal property and good title to all such Oil and Gas Properties which are personal property and material to the Borrowers and the Subsidiaries taken as a whole, except for (i) such imperfections of title as do not in the aggregate materially detract from the value thereof to, or the use thereof in, the business of the Borrowers and the Restricted Subsidiaries, or, in the case of Oil and Gas Properties which are not Borrowing Base Properties, such imperfections do not have a Material Adverse Effect, (ii) Oil and Gas Properties and interests therein disposed of since the date of the most recent Reserve Report as permitted by Section 8.6 hereof, and (iii) Permitted Liens.  The Borrowers specified in the Reserve Report are entitled to receive a decimal share of all Hydrocarbons produced from, or allocated to, each Borrowing Base Property equal to not less than the net revenue interest set forth in the most recent Reserve Report with respect to such Borrowing Base Property.  There are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of the Borrowers in such Borrowing Base Properties except as expressly set forth in such Reserve Report.  The ownership of the Borrowing Base Properties by the Borrowers shall not in any material respect obligate any Borrower to bear the costs and expenses relating to the maintenance, development or operations of each such Borrowing Base Property in an amount in excess of the working interest of such Borrower in each Borrowing Base Property set forth in the most recent Reserve Report unless there is a corresponding increase in net revenue interest.

5.9           [Reserved].

5.10         Taxes.  Each Borrower has filed all material tax returns which, to the knowledge of such Borrower, are required to be filed by it and has paid or caused to be paid all taxes shown on said returns and all assessments, fees and other governmental charges levied upon it or upon any of its Property or income which are due and payable, other than such taxes, assessments, fees and other governmental charges, if any, as are being diligently contested in good faith and by appropriate proceedings and with respect to which there have been established adequate reserves on the books of the Borrowers in accordance with GAAP.  To the knowledge of the Borrowers, no material tax lien has been filed, and no material claim is being asserted, with respect to any such taxes or assessments, fees or other governmental charges.

5.11         Federal Reserve Regulations.  No part of the proceeds of any Loans will be used in violation of Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  If requested by the Administrative Agent, the Borrowers will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.  The Loans and other transactions contemplated hereunder will not violate the provisions of Regulations T and X.

5.12         ERISA.

(a)           No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which, with the giving of notice or lapse of time, or both, would constitute an Event of Default under Section 9.1(g).

(b)           Each Plan has complied with the applicable provisions of ERISA and the Code where the failure to so comply would reasonably be expected to result in a Material Adverse Effect.

(c)           The statement of assets and liabilities of each Plan and the statements of changes in fund balance and in financial position, or the statement of changes in net assets available for plan benefits, for the most recent plan year for which an accountant’s report with respect to such Plan has been prepared, copies of which report have been made available to the Administrative Agent, present fairly, in all material respects, the financial condition of such Plan as at such date and the results of operations of such Plan for the plan year ended on such date.

(d)           Neither EPEP nor any nor any ERISA Affiliate has incurred, or is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liability (as of the date of determination), would have a Material Adverse Effect.

(e)           Neither EPEP nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization, to be insolvent or to be terminated within the meaning of Title IV of ERISA the effect of which reorganization, insolvency or termination would be the occurrence of an Event of Default under Section 9.1(g).

5.13         Investment Company Act; Other Regulations.  No Borrower is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.  No Borrower is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

5.14         Subsidiaries.  The Persons listed on Schedule 5.14 constitute all the Subsidiaries of the Borrowers at the date hereof.

5.15         Purpose of Loans.  (a) The Letters of Credit issued will be used for general corporate purposes of the Borrowers and their Subsidiaries and Affiliates in which EPEP has a direct or indirect investment.  (b)  The proceeds of the Loans will be used for general corporate purposes of the Borrowers and their Subsidiaries

5.16         Environmental Matters.  Except as set forth on Schedule 5.16, and other than exceptions to any of the following that could not, in the aggregate, reasonably be expected to give rise to a Material Adverse Effect or materially adversely affect the value of the Borrowing Base Properties taken as a whole:

(a)           each Borrower:  (i) is, and within the period of all applicable statutes of limitation has been in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or planned operations or for any Property owned, leased, or otherwise operated by it; and (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and no officer of such Borrower has knowledge of any reason why its Environmental Permits will not timely be renewed or any new Environmental Permits will not timely be obtained subject to the conditions and terms that may be applied to them by the relevant Governmental Authorities.

(b)           Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real Property presently or formerly owned, leased or operated by any Borrower or at any other location, which could reasonably be expected to (i) give rise to liability of any Borrower under any applicable Environmental Law or (ii) interfere with any Borrower’s continued operations.

(c)           no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Borrower is, or to the knowledge of the Borrowers will be, named as a party is pending or, to the knowledge of the Borrowers threatened.

(d)           no Borrower has received any written request for information, or been notified that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e)           no Borrower has entered into or agreed to any consent decree, order, or settlement, nor is subject to any judgment, decree, or order, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

(f)            no Borrower has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed, contingent or otherwise, under any Environmental Law other than in conformity with standard industry practice.

5.17         No Material Misstatements.  (a) All written information, reports, financial statements, exhibits and schedules (including, without limitation, EPEP’s report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission) furnished to the Administrative Agent or any Lender by or on behalf of the Borrowers in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, did not contain, and as they may be amended, supplemented or modified from time to time, will not contain, as of the date such statements were made, any untrue statements of a material fact and as of such date did not omit, and as they may be amended, supplemented or modified from time to time, will not omit, to state as of the date such statements were made, any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were, are or will be made, not materially misleading.

(b)           All projections and estimates concerning the Borrowers that are or have been made available to the Administrative Agent or any Lender by or on behalf of the Borrowers have been or will be prepared based on good faith estimates and based upon assumptions believed by the Borrowers to be reasonable in all material respects at the time of such preparation.

(c)           The leases contributing to the Borrowers’ interests in those wells listed on Schedule 5.17(c) hereto (which wells are further identified under the same identifying name in Borrowers’ Reserve Report dated as of December 31, 2010) are described on Exhibit “A” to one or more of the instruments constituting or otherwise covered by the Mortgages.  Further, those title materials referenced on Schedule 5.17(c) as relating to any particular well listed thereon relate to such well.

5.18         [Reserved].

5.19         [Reserved].

5.20         Security Documents.   (a)  The provisions of the Mortgages will be effective to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, legal, valid and enforceable mortgage liens on all of the right, title and interest of the Borrowers in the Borrowing Base Property described therein.  When such Mortgages have been recorded in the appropriate recording office they will constitute perfected first liens on, and security interest in, such property, subject only to Permitted Liens.

(b)           The provisions of the Mortgages will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the personal property collateral described therein and proceeds thereof and, upon the filing of UCC-1 Financing Statements with the secretary of state of each jurisdiction of formation for each of the Borrowers, the Mortgages shall constitute a fully perfected first priority lien on, and security interest in, all right, title and interest of the applicable Borrower in such collateral and the proceeds thereof, in each case prior and superior in right to any other Person, subject only to Permitted Liens.

SECTION 6
CONDITIONS PRECEDENT

6.1           Conditions to Effective Date of This Agreement.  The Effective Date of this Agreement shall occur upon, and the Indebtedness of the Borrowers under the Existing Credit Agreement shall be deemed to be Indebtedness of the Borrowers outstanding under this Agreement upon, the satisfaction of the following conditions precedent:

(a)           Loan Documents.  The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent) (i) this Agreement, executed and delivered by a Responsible Officer of the Borrowers and (ii) a Note payable to the order of each Lender requesting a Note in the amount of its Commitment.

(b)           [Reserved].

(c)           Closing Certificate.  The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent to follow), a certificate of the Borrowers, dated the Effective Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of the Borrowers.

(d)           Corporate Proceedings of the Borrowers.  The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent to follow), a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Borrower or its general partner authorizing (i) the execution, delivery and performance of this Agreement and the Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Loan Documents, certified by the Secretary or an Assistant Secretary of each Borrower or its general partner as of the Effective Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e)           Borrowers Incumbency Certificates.  The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent to follow), a certificate of each Borrower or its general partner, dated the Effective Date, as to the incumbency and signature of the officers of such Borrower or such general partner executing any Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Borrower.

(f)            Legal Opinions.  The Administrative Agent shall have received the executed legal opinion of Bracewell & Giuliani LLP, counsel to the Borrowers, and EPEP’s general counsel in form and substance reasonably acceptable to the Administrative Agent.

(g)           Fees.  The Technical Banks, the Administrative Agent, the Joint Lead Arrangers, the Joint Book Running Managers and the Lenders shall have received all fees and expenses that have been invoiced at least one Business Day before the Effective Date and are required to be paid on or before the Effective Date pursuant to each Fee Letter and other arrangements and for which invoices have been presented.

(h)           Representations and Warranties.  Each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(i)            No Default.  No Default or Event of Default shall have occurred and be continuing on such date.

(j)            No Material Adverse Effect.  No event or events which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect shall have occurred since December 31, 2010.

(k)                                  Real Estate Collateral.  The Administrative Agent shall have received evidence from the Borrowers that, with respect to real property to be included as collateral, the requirements of Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, have been satisfied.

(l)                                     Additional Matters.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

6.2                                 Conditions to Each Extension of Credit.  The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, its initial Loans) is subject to the satisfaction of the following conditions precedent:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c)                                  Maintenance of Borrowing Base.  After giving effect to the Extensions of Credit requested to be made on any date, the Aggregate Credit Exposure of the Lenders shall not exceed the Borrowing Base then in effect.

(d)                                 Material Adverse Effect.  No event or events which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect shall have occurred and is continuing since the date of the previous Extension of Credit.

Each request for a Loan by, and Letter of Credit issued on behalf of, the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date thereof that the conditions contained in subsections (a), (b), (c) and (d) of this Section 6.2 have been satisfied.

6.3                                 Determinations Under Section 6.  For purposes of determining compliance with the conditions specified in Section 6.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders if such Lender has executed and delivered its signature page to this Agreement to the Administrative Agent.

SECTION 7
AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan, or Letter of Credit or Note remains outstanding and unpaid or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, such Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each Restricted Subsidiary to:

7.1                                 Financial Statements.  Furnish to the Administrative Agent:

(a)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of EPEP, a consolidated balance sheet of EPEP and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an Independent Auditor, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b)                                 as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of EPEP, a consolidated balance sheet of EPEP and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statement of income for such fiscal quarter and for the portion of EPEP’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and consolidated statement of cash flows for the portion of EPEP’s fiscal year then ended, setting forth in comparative form the figures for the corresponding portion of the previous fiscal year, prepared in accordance with GAAP and footnotes as necessary updating the footnotes presented in the last annual audited financial statement provided under Section 7.1(a), prepared in accordance with GAAP, such consolidated statements to be certified by a Responsible Officer of EPEP, as fairly presenting EPEP’s financial condition in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of full footnotes.

The electronic posting of any financial reports, notices or other items required to be furnished pursuant to Sections 7.1 or 7.2 on a website (www.elpaso.com) established by El Paso Corporation and accessible by the Administrative Agent and notice of such posting to the Administrative Agent shall constitute delivery for all purposes of Sections 7.1 or 7.2.

7.2                                 Certificates; Other Information.  Furnish to the Administrative Agent:

(a)                                  concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and (b), a certificate of a Responsible Officer of EPEP (i) setting forth the calculations of the covenants in Section 8.1 for the relevant period, and (ii) certifying whether EPEP is in compliance with the covenants in Section 8.1 and that, to the best of such officer’s knowledge, no Default or Event of Default exists and the Borrowers are in compliance with the covenants under this Agreement on the date of such certificate except as specified in such certificate;

(b)                                 [Reserved].

(c)                                  promptly upon receipt thereof, copies of all final reports and management letters submitted to EPEP by the Independent Auditors in connection with the audited financial statements furnished to the Administrative Agent pursuant to Section 7.1(a);

(d)                                 together with any Reserve Report delivered pursuant to Section 4.9(b), a schedule identifying as of June 30 or December 31, as applicable, each Hedging Agreement as to which the Borrowers are bound, and setting forth the names of the parties thereto and of any guarantees thereof;

(e)                                  within 30 days following the end of each fiscal year, annual cash flow projections for the subsequent fiscal year of EPEP and its Restricted Subsidiaries, including quarterly production volumes, revenues, expenses, taxes and budgeted capital expenditures; and

(f)                                    promptly, such additional financial and other information concerning the Borrowers as any Lender (acting through the Administrative Agent) may from time to time reasonably request.

7.3                                 [Reserved].

7.4                                 Conduct of Business and Maintenance of Existence; Compliance with Law.  Except as permitted under Section 8.5, preserve, renew and keep in full force and effect its existence; take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and comply with all Requirements of Law, in each case except to the extent that failure to comply therewith could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

7.5                                 Insurance.  Maintain or cause to maintain with financially sound and reputable insurance companies (or through self-insurance), property damage and liability insurance of such types, in such amounts and against such risks as is commercially reasonable to maintain; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

7.6                                 Inspection of Property; Books and Records; Discussions.  Keep proper books of records and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any Borrowing Base Properties operated by it (provided the Lender’s representatives shall comply with all safety procedures and precautions required by the Borrowers while on any Oil and Gas Properties of any Borrower), and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested through the Administrative Agent and to discuss the business, operations, properties and financial and other condition of the Borrowers with officers of the Borrowers and with their Independent Auditors, in the presence of a Responsible Officer of the Borrowers.

7.7                                 Notices.

(a)                                  Promptly give notice to the Administrative Agent of:

(i)                                     an officer of a Borrower obtaining knowledge of the occurrence of any Default that is continuing;

(ii)                                  an officer of a Borrower obtaining knowledge of any litigation or proceeding affecting any of Borrowers involving in the aggregate a liability (to the extent not paid or covered by insurance) of $50,000,000.00 or more which could reasonably be expected to result in an adverse judgment not covered by insurance or in which injunctive or similar relief is sought; and

(iii)                               an officer of a Borrower obtaining knowledge of any event or circumstance which has had or may reasonably be expected to have a Material Adverse Effect.

(b)                                 Furnish to the Administrative Agent:

(i)                                     as soon as practicable and in any event (i) within 30 days after EPEP or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred that could reasonably be expected to have a Material Adverse Effect, and (ii) within 10 days after EPEP or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer describing such Termination Event and the action, if any, that EPEP or such ERISA Affiliate proposes to take with respect thereto;

(ii)                                  promptly and in any event within five Business Days after receipt thereof by EPEP or any ERISA Affiliate, copies of each notice received by EPEP or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan which termination could reasonably be expected to have a Material Adverse Effect;

(iii)                               promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan; and

(iv)                              promptly and in any event within five Business Days after receipt thereof by EPEP or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by EPEP or any ERISA Affiliate concerning (i) the imposition of Withdrawal Liability by a Multiemployer Plan, (ii) the determination that a Multiemployer Plan is, or is expected to be, in reorganization or insolvent within the meaning of Title IV of ERISA, (iii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (iv) the amount of liability incurred, or expected to be incurred, by EPEP or any ERISA Affiliate in connection with any event described in clause (i), (ii), or (iii) above, in each case if such event could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to Section 7.7(a) shall be accompanied by a statement of the officer setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken or proposes to take with respect thereto.

7.8                                 Environmental Laws.  (a)  Except as set forth in Schedule 5.17 or as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them.

(b)                                 Except as set forth in Schedule 5.17 or to the extent that the failure to comply could not reasonably be expected to give rise to a Material Adverse Effect, comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal or other appropriate action to contest such order or directive has been timely and properly taken in good faith.

(c)                                  Prior to acquiring any ownership or leasehold interest in real property or other interest in any real property that could give rise to a Borrower being subject to potential significant liability under or violations of any Environmental Law, which potential liabilities or violations, if incurred, could reasonably be expected to have a Material Adverse Effect:  (i) notify the Administrative Agent; and (ii) if requested by the Administrative Agent, provide to the Administrative Agent a written report by an environmental consultant reasonably acceptable to the Administrative Agent assessing the presence or potential presence of significant levels of any Materials of Environmental Concern on, under, in, or about the property, or of other conditions that could give rise to potentially significant liability or violations of any Environmental Law.

7.9                                 Additional Collateral; New Borrowers.  (a) Execute and deliver to the Administrative Agent Mortgages or amendments to Mortgages presently in force granting security interests and Liens to the Administrative Agent, for the ratable benefit of the Secured Parties, in any Properties that are added to the Borrowing Base promptly after the addition of such Properties to the Borrowing Base and (b) cause any Subsidiary who owns Borrowing Base Property to become a Borrower by executing and delivering to the Administrative Agent a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and such other information, documents or instruments as the Administrative Agent may reasonably request.

7.10                           [Reserved].

7.11                           [Reserved].

7.12                           Further Assurances.  Upon the request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Oil and Gas Properties subject to the Mortgages that are duly perfected in accordance with all applicable Requirements of Law.

7.13                           Post Closing Covenant.  On or before June 15, 2011, the Borrowers shall deliver to the Administrative Agent (with the number of original counterparts requested by the Administrative Agent) amendments and restatements to the existing Mortgages, executed and delivered by the relevant Borrowers, covering at least 95% of the PV-10 Value of the Borrowing Base Properties.  Upon receipt of such Mortgages, the Administrative Agent is hereby authorized to file the proper financing statements under the Uniform Commercial Code of all jurisdictions to the extent necessary or desirable or required, in the reasonable judgment of the Administrative Agent, to perfect the security interests created or purported to be created by the Mortgages.

SECTION 8
NEGATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan, Letter of Credit or any Note remains outstanding and unpaid or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, such Borrower shall not, and shall not (except with respect to Section 8.1) permit any Restricted Subsidiary, to:

8.1                                 Financial Covenants.

(a)                                  Interest Coverage Ratio.  Permit the Interest Coverage Ratio as of the last day of any fiscal quarter of EPEP to be less than 2.0 to 1.0.

(b)                                 Debt Leverage Ratio.  Permit the Debt Leverage Ratio as of the last day of any fiscal quarter of EPEP to be greater than 4.0 to 1.0.

8.2                                 [Reserved].

8.3                                 Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of their property, assets or revenues, whether now owned or hereafter acquired, except for the following (and each of the following are collectively referred to herein as “Permitted Liens”):

(a)                                  Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of either Borrower or any Restricted Subsidiary, in conformity with GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings, which proceedings would have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c)                                  pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                                 deposits and letters of credit made to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements, rights-of-way, servitudes, permits, reservations, exceptions, covenants and other restrictions as to the use of real property and other similar encumbrances incurred in the ordinary course of business which, with respect to all of the foregoing, do not secure the payment of Indebtedness of the type described in clauses (a)-(d) of the definition thereof and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of either Borrower or any Restricted Subsidiary;

(f)                                    Liens in existence on the date hereof listed on Schedule 8.3, provided that no such Lien encumbers Borrowing Base Property;

(g)                                 Liens created pursuant to the Security Documents and other Liens created after the date hereof and securing Indebtedness hereunder or under any other Loan Document;

(h)                                 Liens reserved in customary oil, gas and/or mineral leases for royalties, bonus or rental payments and for compliance with the terms of such leases and Liens reserved in customary operating agreements, farm-out and farm-in agreements, exploration agreements, development agreements and other similar agreements for compliance with the terms of such agreements, to the extent that (x) any such Lien referred to in this clause (h) does not materially impair the use or value of the property subject to such Lien for the purposes for which such property is held, and (y) in the case of customary operating agreements, farm-out and farm-in agreements, exploration agreements, development agreements and other similar agreements, the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by a Borrower or any Restricted Subsidiary, as the case may be, do not exceed, at any time outstanding, the amount owing by either Borrower or any Restricted Subsidiary, as applicable, for ninety (90) days’ billed operating expenses or other expenditures attributable to such entity’s interest in the Property covered thereby;

(i)                                     defects, irregularities and deficiencies in the title of any rights of way or other Property of either Borrower or any Restricted Subsidiary which in the aggregate do not materially impair the use of such rights of way or other property for the purposes for which such rights of way and other Property are held by such Borrower or such Restricted Subsidiary, and defects, irregularities and deficiencies in title to any property of either Borrower or any Restricted Subsidiary, which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;

(j)                                     royalties, overriding royalties, revenue interests, net revenue interests, production payments and advance payment obligations (other than obligations in respect of advance payments received in connection with the incurrence of Indebtedness), provided that the value of the Oil and Gas Properties shown on the Borrower’s Reserve Reports is net of such Liens;

(k)                                  any Lien securing Indebtedness, neither assumed nor guaranteed by either Borrower or any Restricted Subsidiary nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by either Borrower or any Restricted Subsidiary for substation, metering station, pump station, storage gathering line, transmission line, transportation line, distribution line or for right-of-way purposes, and any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this paragraph (k) does not materially impair the use or value of the property subject to such Lien for the purposes for which such property is held;

(l)                                     judgment and other similar Liens arising in connection with court proceedings, provided that the judgment relating thereto shall have been stayed or bonded pending appeal, provided that no such Lien shall encumber any Borrowing Base Property;

(m)                               Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering, arising out of, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal or handling of any property of either Borrower or any Restricted Subsidiary, provided that such agreements are entered into in the ordinary course of business and when entered into contain terms customary for such agreements in the industry and provided further that no Liens described in this paragraph (m) shall be granted or created in connection with the incurrence or assumption of Indebtedness;

(n)                                 customary preferential rights to purchase and calls on productions by sellers relating to any of the Borrowing Base Properties;

(o)                                 any Liens existing on any Oil and Gas Properties prior to the acquisition thereof by either Borrower or any Restricted Subsidiary or existing on any Property of any Person that becomes a Restricted Subsidiary prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Liens shall not encumber any other Oil and Gas Properties of the Borrowers or the Restricted Subsidiaries making such acquisition, and (iii) such Liens shall not encumber any Borrowing Base Properties;

(p)                                 any Liens securing Indebtedness of either Borrower or any Restricted Subsidiary incurred to finance the acquisition of any Oil and Gas Properties or any Person owning Oil and Gas Properties, provided that (i) such Liens are created substantially simultaneously with such acquisition or within 180 days thereafter, (ii) such Liens shall not at any time encumber any other Oil and Gas Properties other than the Oil and Gas Properties so acquired or the Oil and Gas Properties of the Person so acquired, as the case may be, and (iii) such Liens shall not encumber any Borrowing Base Properties;

(q)                                 Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction; and

(r)                                    Liens not expressly permitted by this Section 8.3 securing any Indebtedness or obligations under Hedging Agreements with Additional Hedge Parties provided in each case that (i) no such Lien shall encumber any Borrowing Base Properties, (ii) at the time of incurrence, the outstanding principal amount of the Indebtedness secured by such Liens (other than obligations under Hedging Agreements with Additional Hedge Parties) may not exceed 20% of the PV-10 Value of the Borrowers’ Oil and Gas Properties, and (iii) no such Lien shall secure any Hedging Agreement with El Paso Marketing LP.

8.4                                 [Reserved].

8.5                                 Limitation on Fundamental Change.  Enter into any merger, consolidation or amalgamation as a constituent party, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets except:

(a)                                  any Subsidiary of EPEP may be merged or consolidated with or into a Borrower or a Restricted Subsidiary (provided that, in the case of a merger or consolidation of an Unrestricted Subsidiary into a Borrower or a Restricted Subsidiary, such Borrower or such Restricted Subsidiary shall be the continuing or surviving corporation);

(b)                                 any Subsidiary of EPEP may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or a Restricted Subsidiary;

(c)                                  any Restricted Subsidiary may merge into any other Restricted Subsidiary or may dissolve and transfer all of its assets and liabilities to another Restricted Subsidiary;

(d)                                 any Borrower may merge into any other Borrower; or

(e)                                  transactions contemplated pursuant to a Reorganization Plan and consented to in writing by the Super Majority Lenders.

8.6                                 Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of their Oil and Gas Properties (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

(a)                                  the sale of inventory (including Hydrocarbons or other mineral products or surplus) in the ordinary course of business;

(b)                                 Dispositions of Oil and Gas Properties pursuant to farm-ins and farm-outs and transfers of royalty interests, overriding royalty interests, net revenue interests and other similar transfers, all pursuant to exploration and development activity in the ordinary course of business of the Borrowers and their Subsidiaries;

(c)                                  the Disposition of Oil and Gas Properties not constituting Borrowing Base Properties;

(d)                                 the Disposition of any Borrowing Base Properties, provided that if the aggregate PV-10 Value (determined by reference to the most recent Reserve Report) of such Dispositions between Borrowing Base Redeterminations exceeds $50,000,000.00, the Borrowing Base shall be redetermined prior to such Disposition in accordance with the procedures set forth in Section 4.9.  In any event, the Disposition of Borrowing Base Property may result in a mandatory reduction in the Borrowing Base pursuant to Section 4.9(f); and

(e)                                  provided no Event of Default or Borrowing Base Deficiency shall have occurred and be continuing at the time of the first sale under a Qualified Securitization Transaction, sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of Qualified Securitization Transaction to or by a Securitization Entity.

8.7                                 Limitation on Dividends.  Declare or pay any dividend on (other than dividends payable solely in common stock of EPEP), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of EPEP or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of EPEP, if a Default, Event of Default or Borrowing Base Deficiency exists or would occur as a result of such dividend, payment or distribution.

8.8                                 Limitation on Investments, Loans and Advances.  Make any advance, loan, extension of credit or capital contribution to or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment (including by the issuance of letters of credit) in (collectively, “Investments”), any Person, except:

(a)                                  extensions of trade credit in the ordinary course of business;

(b)                                 investments in Cash Equivalents;

(c)                                  loans and advances to officers and employees of the Borrowers and their Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrowers and their Subsidiaries not to exceed $1,000,000 at any one time outstanding;

(d)                                 investments, loans or advances, the material details of which have been set forth on Schedule 8.8;

(e)                                  so long as (i) no Event of Default set forth in Section 9.1(a) or Borrowing Base Deficiency exists and (ii) EPEP is in compliance with Section 8.1, in each case on the date of making the Investment, Investments by either Borrower or any Restricted Subsidiary in any other Borrower, Restricted Subsidiary, Subsidiary or Affiliate in which EPEP has a direct or indirect investment;

(f)                                    acquisitions and investments made or entered into in connection with the Oil and Gas Business;

(g)                                 so long as EPEP is a Subsidiary of EPC, loans or advances made to EPC under the Cash Management Program if, at the time of the making of any such loan or advance no Default, Event of Default or Borrowing Base Deficiency existed or would result therefrom; and

(h)                                 any Investment by a Borrower or a Restricted Subsidiary in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction.

8.9                                 Limitation on Payments and Modifications of Debt Instruments, Other Documents.    (a) Make any payment on or redemption, defeasance or purchase of any Indebtedness owed by EPEP under the Cash Management Program, any Subordinated Indebtedness or any Indebtedness owed to an Affiliate that is not a Restricted Subsidiary unless no Event of Default or Borrowing Base Deficiency has occurred and is continuing, or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the payment, redemption, prepayment or similar economic terms (including the subordination provisions) of any such Subordinated Indebtedness that is adverse to the Lenders.

8.10                           Limitation on Transactions with Affiliates.  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than transactions between or among the Borrowers and the Restricted Subsidiaries) unless such transaction is (a) otherwise permitted under this Agreement or (b) upon terms no less favorable to the applicable Borrower or the applicable Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate or, in the event no comparable transaction with an unaffiliated Person is available, on terms that are fair from a financial point of view to such Borrower or such Restricted Subsidiary provided, however, this Section 8.10 shall not apply to (i) the payment of reasonable and customary fees to directors of a Borrower or a Restricted Subsidiary who are not employees of such Borrower or such Restricted Subsidiary; (ii) loans or advances made pursuant to Section 8.8(c); (iii) any other transaction with any employee, officer or director of a Borrower or a Restricted Subsidiary pursuant to drilling arrangements, exploration and production arrangements, Plans, compensation or other similar arrangements entered into the ordinary course of business and approved by a majority of the disinterested members of the Board of Directors of such Borrower or of its general partner or of such Restricted Subsidiary; (iv) transactions in effect on the Effective Date including material transactions involving the production, sale or transportation of Hydrocarbons which do not have a Material Adverse Effect; or (v) transactions effected as part of a Qualified Securitization Transaction.

8.11                           Limitation on Changes in Fiscal Year.  Permit the fiscal year of EPEP to end on a day other than December 31.

8.12                           Limitation on Negative Pledge Clauses.  Enter into with any Person any agreement, other than this Agreement or the Indenture (including any new indenture which results from an otherwise permitted refinancing of the Senior Notes), which prohibits or limits the ability of the Borrowers or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired provided, that the foregoing shall not apply to (i) restrictions and conditions imposed by Laws or by any Loan Document, (ii) restrictions and conditions in any agreement or contract existing on the Effective Date and any amendments, modifications, restatements, renewals or replacements thereof that are not more restrictive, taken as a whole, than the restrictions existing on the Effective Date, (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or asset pending such sale; provided, that such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) customary non-assignment provisions in any contract, easement or lease, and other customary encumbrances and restrictions entered into in the ordinary course of business, (vi) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which either Borrower or any Restricted Subsidiary is a party and which is entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets that are the subject of such agreement, the payment rights arising thereunder and/or the proceeds thereof and not any other asset or property of such Borrower or such Restricted Subsidiary or the assets or property of any other Borrower or other Restricted Subsidiary, and (vii) restrictions contained in documents evidencing Indebtedness existing at the time at which any such Person first becomes a Restricted Subsidiary, so long as such restriction was not agreed to or entered into solely in contemplation of such change in status, and any amendments, modifications, restatements, renewals or replacements thereof that are not more restrictive, taken as a whole, than the restrictions existing at the time such Person first becomes a Restricted Subsidiary.

8.13                           Limitation on Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers and the Restricted Subsidiaries are engaged on the date of this Agreement or which are reasonably related or incidental thereto or to the Oil and Gas Business.

8.14                           [Reserved].

8.15                           Hedging Agreements.  Enter into any Hedging Agreement after the Effective Date, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which any Borrower or Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities, and provided that with respect to all Hedging Agreements (without duplication) (x) for oil and natural gas liquids, the total volumes to be hedged under Hedging Agreements that are not puts or floors shall not exceed, as of the date of the entry into a hedge under any such Hedging Agreement, 85% of expected oil and natural gas liquids production of the Borrowers and Restricted Subsidiaries (determined by reference to the most recent Reserve Report) for the periods for which oil or natural gas liquids are hedged under all Hedging Agreements, (y) for gas, the total volumes to be hedged under Hedging Agreements that are not puts or floors shall not exceed, as of the date of the entry into a hedge under any such Hedging Agreement, 85% of expected gas production of the Borrowers and Restricted Subsidiaries (determined by reference to the most recent Reserve Report) for the periods for which gas is hedged under all Hedging Agreements and (z) the total volumes to be hedged under Hedging Agreements including the use of puts and floors shall not exceed, as of the date of the entry into a hedge under any such Hedging Agreement, 100% of expected production of the Borrowers and Restricted Subsidiaries (determined by reference to the most recent Reserve Report) for the periods for which oil and gas is hedged under all Hedging Agreements; provided that this covenant does not restrict or limit basis hedging or similar arrangements.  The expected production of the Borrowers and Restricted Subsidiaries as referred to in clauses (x), (y) and (z) of this Section 8.15 shall be the greater of the corresponding expected production as calculated under  clauses (i) and (iii) of the definition of Reserve Report.

SECTION 9
EVENTS OF DEFAULT

9.1                                 Events of Default.  If any of the following events shall occur and be continuing:

(a)                                  The Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Borrowers shall fail to pay any interest on any Loan, or any other fee, Reimbursement Obligation or other amount payable hereunder, within three (3) Business Days after any such amount becomes due in accordance with the terms thereof or hereof; or

(b)                                 Any representation or warranty made or deemed made by either Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                                  Any Borrower shall default in the observance or performance of any agreement applicable to it contained in Sections 4.10, 7.7(a)(i) or 7.9 or Section 8 of this Agreement; or

(d)                                 Any Borrower shall default in the observance or performance of any other agreement applicable to it contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section and Section 4.16(c)), and such default shall continue unremedied for a period of 30 consecutive days; or

(e)                                  Any Borrower shall (i) default in any payment of principal of or interest on any Indebtedness (excluding the Loans or any guarantee thereof), which default shall continue after the applicable grace period, if any, provided in the instrument or agreement under which such Indebtedness was created; provided that the aggregate principal amount of such Indebtedness equals or exceeds $50,000,000; (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, which default shall continue after the applicable grace period, if any, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, provided that the aggregate principal amount of all such Indebtedness which would then become due and payable would equal or exceed $50,000,000; or (iii) there occurs under any Hedging Agreement an Early Termination Date (as defined in such Hedging Agreement) resulting from (A) any event of default under such Hedging Agreement as to which a Borrower is the Defaulting Party (as defined in such Hedging Agreement) or (B) any Termination Event (as so defined) under such Hedging Agreement as to which a Borrower is an Affected Party (as so defined) and, in either event, the aggregate unpaid hedge termination value owed by such Borrower as a result of all such events is greater than $50,000,000 and not paid when due; or

(f)                                    (i)  Any Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against such Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against such Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) such Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) such Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                                 Any Termination Event with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to EPEP by the Administrative Agent, such Termination Event shall still exist; or (ii) EPEP or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or (iii) EPEP or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, or is insolvent or is being terminated, within the meaning of Title IV of ERISA; or (iv) any Person shall engage in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, would result in an aggregate liability of EPEP or any ERISA Affiliate that would have a Material Adverse Effect; or

(h)                                 One or more judgments or decrees shall be entered against any Borrower involving in the aggregate a liability (to the extent not paid or covered by insurance) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal (or otherwise paid or satisfied in full) within 90 days after the entry thereof; or

(i)                                     A material provision of any Loan Document shall cease, for any reason, to be in full force and effect, or either Borrower or any Restricted Subsidiary, any of their Affiliates, or any officer or employee of any of the foregoing, shall so assert; or

(j)                                     The subordination provisions contained in any Subordinated Indebtedness shall cease, for any reason, to be in full force and effect, or any Loan Party that is a party thereto or holders of at least 25% of the aggregate principal amount of such Subordinated Indebtedness shall so assert in writing; or

(k)                                  Any Lien created by any Security Document shall cease to be enforceable and of the same effect and priority purported to be created thereby other than because of a release permitted hereunder signed by the Administrative Agent; or

(l)                                     A Change of Control shall occur; or

(m)                               Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any material portion (such materiality determined by reference to the Borrower and its Subsidiaries taken as a whole) of the Borrowing Base Property of any Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement (including, without limitation, all Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrowers, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrowers, declare the Loans hereunder (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement (including, without limitation, all Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

9.2                                 Application of Proceeds.  After the exercise of remedies provided for in the last paragraph of Section 9.1 (or after the Loans have automatically become immediately due and payable), amounts received by the Administrative Agent shall be applied in the following order of priorities:

first, to pay all expenses, liabilities and advances (but not Loans) incurred or made by the Administrative Agent in connection with the Loan Documents, and any other amounts then due and payable to the Administrative Agent in its capacity as such;

second, to pay accrued interest and outstanding fees on the Obligations;

third, to pay the unpaid principal of all Loans, all unreimbursed L/C Disbursements, to Cash Collateralize all outstanding Letters of Credit and to pay Obligations due and payable under each Secured Hedging Agreement, all ratably until the principal of all Loans, all unreimbursed L/C Disbursements and all Obligations due and payable under Secured Hedging Agreements shall have been paid in full and all Letters of Credit shall have been Cash Collateralized;

fourth, to pay all other Obligations ratably, until payment in full of all such other Obligations shall have been made; and

fifth, to pay to the applicable Borrower any surplus then remaining from amounts received from it or the proceeds of the collateral owned by it or, in either case, as a court of competent jurisdiction may direct.

The Administrative Agent may make such distributions in cash or in kind or, on a ratable basis, in any combination thereof.

9.3                                 Cash Collateral.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then unexpired amount that is available to be drawn under such Letters of Credit.  The Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrowers under this Agreement and the other Loan Documents.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired, been cancelled or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the Notes.  After all such Letters of Credit shall have expired, been cancelled or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers.  The Borrowers shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the within security interest in such cash collateral account.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10
THE ADMINISTRATIVE AGENT

10.1                           Appointment.  Each Lender hereby irrevocably designates and appoints BNPP as Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2                           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3                           Exculpatory Provisions.  None of the Technical Banks nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by either Borrower or any Restricted Subsidiary or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of either Borrower or any Restricted Subsidiary to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of either Borrower or any Restricted Subsidiary.

10.4                           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to either Borrower or any Restricted Subsidiary), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The

Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, where unanimous consent of the Lenders or the Required Lenders is expressly required hereunder, such Lenders or Required Lenders, as applicable), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.  The Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

10.5                           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6                           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of either Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Borrower and made its own decision to make its Extensions of Credit hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of either Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7                           Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation the Borrowers to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the obligations under this Agreement) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section 10.7 shall survive the payment of all obligations under this Agreement and all other amounts payable hereunder.

10.8                           Administrative Agent in Its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with either Borrower or any Restricted Subsidiary as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents.  With respect to the Extensions of Credit made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9                           Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent, with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of the Administrative Agent hereunder.  Effective upon such appointment and approval, the term “Administrative Agent” shall mean such successor agent, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.  The Administrative Agent may be removed at any time with or without cause by the Required Lenders (which for this purpose, shall not include the Loans or Commitments of the Administrative Agent), provided that on the effectiveness of such removal the Obligations owing to such Administrative Agent as a Lender are repaid in full and as an Issuing Lender are Cash Collateralized or otherwise secured.  If the Administrative Agent is removed, the procedures set forth in this Section 10.9 shall apply in appointing a successor Administrative Agent.

10.10                     Issuing Lender.  The provisions of this Section 10 applicable to the Administrative Agent shall apply to the Issuing Lender in the performance of its duties under the Loan Documents, mutatis mutandis.

10.11                     Others.  None of the Joint Lead Arrangers, the Joint Book Running Managers, the Syndication Agent, nor the Documentation Agents, in such respective capacities, shall have any duties or responsibilities, or incur any liabilities, under this Agreement or the other Loan Documents.

10.12                     Hedging Arrangements.  To the extent any Affiliate of a Lender is a party to a Hedging Agreement with the Borrowers and thereby becomes a beneficiary of the Liens described in Section 4.16 hereof pursuant to the Security Documents, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent its nominee and agent, to act for and on behalf of such Affiliate in connection with the Security Documents and to be bound by the terms of this Section 10.

SECTION 11
MISCELLANEOUS

11.1                           Amendments and Waivers.  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the applicable Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the applicable Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the principal amount, or extend the scheduled date of final maturity, of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the principal amount or extend the expiration date of any Lender’s Commitments, or change the limits on Letter of Credit Outstandings as set forth in Section 3.1(a), in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive the definition of Technical Lenders, any provision of Section 4.9, 4.10, 4.16 or 9.2 without the written consent of each Lender, (iii) amend, modify or waive any provision of this Section 11.1 or reduce the percentage specified in the definition of Required Lenders or Super Majority Lenders (or modify any provision of this Agreement or any other Loan Document to provide that an action currently requiring the approval of or consent by the Required Lenders or Super Majority Lenders, as applicable, may be taken with the consent or approval by a lower percentage of Lenders), or consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement and the other Loan Documents other than in accordance with the terms of the applicable Loan Documents, in each case without the written consent of all the Lenders, (iv) release, or subordinate the interest of the Administrative Agent in, any substantial portion of the collateral for the Obligations hereunder (except as specifically provided herein) without the written consent of each Lender, (v) change Section 4.8(a) or Section 11.8(a) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (vi) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and Issuing Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the Lenders other than Defaulting Lender), except that (x) the Commitments of any Defaulting Lender may not be increased or extended, nor the principal amount of any Loan owed to such Defaulting Lender reduced or the final maturity thereof extended, without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, and (z) any waiver, amendment or modification changing the voting rights of a Defaulting Lender shall require the consent of each Lender, including the Defaulting Lender.  Notwithstanding anything to the contrary contained herein, solely for purposes of this Section 11.1, the term “Loan Documents” shall not include the Fee Letters.

11.2                           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand or by courier service, when delivered, (b) in the case of delivery by mail, three Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed prior to 5:00 p.m., New York City time, or if receipt is confirmed after 5:00 p.m., New York City time, the Business Day following such confirmation, addressed as follows in the case of the Borrowers, the Administrative Agent, and the other Technical Banks or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:                                                                                                                  El Paso Exploration & Production Company

1001 Louisiana Street

Houston, TX  77002

Attention:  John J. Hopper

Fax:  (713) 420-2708

Email:john.hopper@elpaso.com

El Paso E&P Company, L.P.

1001 Louisiana Street

Houston, TX  77002

Attention:  John J. Hopper

Fax:  (713) 420-2708

Email:john.hopper@elpaso.com

The Administrative Agent:                                               BNP Paribas

1200 Smith Street, Suite 3100

Houston, TX  77002

Attention:  Larry Robinson

Telephone: (713) 982-1100

Fax:  (713) 659-6915

Email:larry.robinson@americas.bnpparibas.com

The Other Technical Banks:                                          BNPP

1200 Smith Street, Suite 3100

Houston, TX  77002

Attention:  Larry Robinson

Telephone: (713) 982-1100

Fax:  (713) 659-6915

Email:larry.robinson@americas.bnpparibas.com

The Bank of Nova Scotia

711 Louisiana Street 14th Floor

Houston Texas 77002

Attention:  Joe Lattanzi

Telephone: (713) 759-3435

Fax: (713) 752-2425

Email: joe_lattanzi@scotiacapital.com

Bank of Montreal

115 S. LaSalle Street,

Chicago, IL 60603

Attention:  Kevin Utsey

Telephone: (713) 546-9720

Fax: (713) 223-4007

Email: kevin.utsey@bmo.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 4.3, 4.5 or 4.8 shall not be effective until received.

11.3                           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Issuing Lender or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4                           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Extensions of Credit hereunder.

11.5                           Payment of Expenses and Taxes.  The Borrowers agree (a) to pay or reimburse the Administrative Agent, each Issuing Lender, the other Technical Banks, and their respective Affiliates for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, syndication, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of (i) counsel to the Administrative Agent and (ii) the Administrative Agent customarily charged by it in connection with syndicated credits, (b) to pay or reimburse each Lender, Issuing Lender, and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with (i) the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, and (ii) after the occurrence of an Event of Default, any “work-out”, restructuring or other amendment, including in each case, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, each Lender, and the Issuing Lender, (c) to pay, indemnify, and hold each Lender, the Issuing Lender, the Administrative Agent, the Joint Lead Arrangers, the Joint Book Running Managers, and the Documentation Agents (and their respective Affiliates and their respective directors, officers, employees, members, partners and agents) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Lender, the Administrative Agent, the Joint Lead Arrangers, the Joint Book Running Managers, and the Documentation Agents and their respective directors, officers, employees, agents and affiliates (each of the foregoing, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or the use or the proposed use of proceeds contemplated by this Agreement, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to either Borrower or any of the Properties IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ISSUING LENDER (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrowers shall have no obligation under this clause (d) to any Indemnitee with respect to Indemnified Liabilities to the extent (i) such liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person or (ii) such liabilities have arisen from a dispute between or among the Lenders, the Issuing Lenders, the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunning Managers and the Documentation Agents or from a claim of an Indemnitee against another Indemnitee which in either case is not a direct or indirect result of any act or omission of the Borrowers or any of their Subsidiaries.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert, and hereby waive, and agree to cause each of their respective Subsidiaries not to assert and to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Person entitled to indemnification under this Section 11.5.  The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder and the termination of this Agreement.

11.6                           Successors and Assigns; Participations and Assignments.  (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and any Notes hereunder and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)                                 Any Lender may, in the ordinary course of its commercial banking or lending business and in accordance with applicable law and at no cost or expense to the Borrowers, at any time sell to one or more banks or other entities (other than a Defaulting Lender or a subsidiary thereof) (“Participants”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, (iv) the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (v) in any proceeding under the Bankruptcy Code the Lender shall be, to the extent permitted by law, the sole representative with respect to the obligations held in the name of such Lender, whether for its own account or for the account of any Participant.  No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant’s participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i), (ii) and (v) of the proviso to Section 11.1.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.13 and 4.14 with respect to its participation in the Commitments and the Loans and Letters of Credit outstanding from time to time as if it was a Lender; provided that, in the case of Section 4.13, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)                                  Any Lender may, in the ordinary course of its commercial banking or lending business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the prior written consent of the Administrative Agent, each Issuing Lender and the Borrowers (which in each case shall not be unreasonably withheld), to an additional bank or financial institution or other entity (other than a Defaulting Lender or any of its subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons) (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents including, without limitation, its Commitments, L/C Commitments, Loans and L/C Participating Interests, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit C, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender, by the Borrowers, the Administrative Agent and each Issuing Lender) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that (i) (unless EPEP and the Administrative Agent otherwise consent in writing) no such transfer to an Assignee (other, than a Lender or any Affiliate thereof) shall be in an aggregate principal amount less than $1,000,000 in the aggregate (or, if less, the full amount of such assigning Lender’s Loans, L/C Participating Interests and Commitments), and (ii) if any Lender assigns all or any part of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrowers’ prior written consent shall be required for such assignment (which shall not be unreasonably withheld).  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and L/C Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).  Notwithstanding any provision of this paragraph (c) and paragraph (e) of this Section 11.6, the consent of the Borrowers shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrowers, for any assignment which occurs at any time when any of the events described in Section 9.1 shall have occurred and be continuing.

(d)                                 The Administrative Agent, on behalf of the Borrowers, shall maintain at the address of the Administrative Agent referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary.  Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Notwithstanding anything in this Agreement to the contrary, no assignment under Section 11.6(c) of any rights or obligations under or in respect of the Loans, the Notes or the Letters of Credit shall be effective unless and until the Administrative Agent shall have recorded the assignment pursuant to Section 11.6(d).  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrowers and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (other than in the case of an assignment by a Lender to an affiliate of such Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrowers.  On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Borrowers, at their own expense, shall, upon the request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for the outstanding Notes of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the lesser of (A) the amount of such Assignee’s Commitment and (B) the aggregate principal amount of all Loans made by such Assignee, after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the lesser of (A) the amount of such Lender’s Commitment and (B) the aggregate principal amount of all Loans made by such Lender, after giving effect to such Assignment and Acceptance.  Any such new Notes shall be dated the Effective Date and shall otherwise be in the form of the Note replaced thereby.  Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrowers marked “canceled.”

(f)                                    The Borrowers authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, any and all financial information in such Lender’s possession concerning the Borrowers and their Affiliates which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender’s credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Agreement.

(g)                                 For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank or central bank with jurisdiction over such Lender in accordance with applicable law.

(h)                                 Notwithstanding any provision of this Section, a Lender may not (i) assign an interest in the Loans or its Note to (x) any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons or (y) a Borrower or an Affiliate of a Borrower or (ii) grant a participation in the Loans or its Note to a Defaulting Lender, a subsidiary thereof, a Borrower or an Affiliate of a Borrower.

(i)                                     In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender and each Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(j)                                     Except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

11.7                           Confidentiality.  Each of the Administrative Agent, each Issuing Lender and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors involved in the financing provided for herein (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, applicable to it, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement to comply with the provisions of this Sections 11.7 or a separate agreement containing provisions at least as restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 11.6(g), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of a Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than a Borrower or any of its Subsidiaries, the Administrative Agent, any Issuing Lender or any other Lender.  For the purposes of this Section, “Information” means all information received from a Borrower or any of its Subsidiaries relating to any Borrower or any of its Subsidiaries or its businesses, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by such Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information; and nothing in the foregoing authorization shall apply to any disclosure that would constitute a violation of applicable federal and state securities laws.

11.8                           Adjustments; Set-off.  (a)  If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or Reimbursement Obligations, or interest thereon, other than payments expressly permitted by this Agreement, the Loan Documents, or in connection with any assignments or participations permitted by this Agreement, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans or Reimbursement Obligations, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers, as the case may be.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender, provided that, to the extent permitted by applicable law, the failure to give such notice shall not affect the validity of such set-off and application.  In the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.5 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.9                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

11.10                     Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by applicable law, as determined in good faith by the Administrative Agent or any Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.11                     Integration.  This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR ORAL AGREEMENTS AMONG THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.12                     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.13                     Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, but without limiting or otherwise impairing any Borrower’s obligations under Section 11.5, any right it may have to claim or recover in any legal action or proceeding arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof, any special, exemplary, punitive or consequential damages.

11.14                     Acknowledgments.  The Borrowers hereby acknowledge that:

(a)                                  they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

11.15                     WAIVERS OF JURY TRIAL.  THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16                     Release of Borrowing Base Properties; Consent to Release of Producer’s Lien.  The Administrative Agent is hereby authorized by the Lenders, and hereby agrees, (a) to execute, at the cost and expense of the Borrowers and pursuant to documentation reasonably acceptable to the Administrative Agent, partial releases of the Borrowing Base Properties to the extent such Borrowing Base Properties are substituted in accordance with Section 4.16(e) or sold in accordance with the terms of the Mortgage and Section 8.6 and (b) to consent, at the cost and expense of the Borrowers and pursuant to documentation reasonably acceptable to the Administrative Agent, to the release of any producer’s Lien securing any obligations owed to a Borrower.

11.17                     Limitation on Interest.  The Borrowers, the Administrative Agent and the Lenders intend to contract in strict compliance with applicable usury law from time to time in effect.  In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to provide for interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect.  Neither either Borrower nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.  The Administrative Agent and the Lenders expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated.  If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or may other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to Borrower or the other payor thereof upon such determination.  In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, Lenders, the Administrative Agent and the Borrowers (and any other payers thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law.  To the extent that the interest rate laws of the State of Texas are applicable to this Agreement, any Note or any other Loan Document, the applicable interest rate ceiling is the indicated (weekly) ceiling determined in accordance with Chapter 303 of the Texas Finance Code, as amended, and, to the extent that any Obligation under this Agreement, any Note or any other Loan Document is deemed an open end account as such term is defined in Chapter 302 of the Texas Finance Code, as amended, Administrative Agent retains the right to modify the interest rate in accordance with applicable law.

11.18       Joint and Several Obligations of Borrowers.

(a)           The Borrowers state and acknowledge that:  (i) pursuant to this Agreement, the Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such entity if each Borrower were not jointly and severally liable for payment of the Indebtedness; (ii) each Borrower has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of the Lenders hereunder and a desire of the Borrowers that each Borrower execute and deliver this Agreement; and (iv) each Borrower has requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

(b)           Each Borrower hereby irrevocably and unconditionally:  (i) agrees that it is jointly and severally liable to Lenders for the full and prompt payment of the Indebtedness and the performance by each Borrower of its obligations hereunder in accordance with the terms hereof; (ii) agrees to fully and promptly perform all of its Obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and (iii) agrees as a primary obligation to indemnify Lenders on demand for and against any loss incurred by a Lender as result of any of the obligations of any one or more of the Borrowers being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to a Lender or any Person, the amount of such loss being the amount which each Lender would otherwise have been entitled to recover from any one or more of the Borrowers whose obligation becomes void, voidable, unenforceable or ineffective.

It is the intent of each Borrower that the Indebtedness, obligations and liability hereunder of no one of them be subject to challenge on any basis, including, without limitation, pursuant to any applicable fraudulent conveyance or fraudulent transfer laws.  Accordingly, as of the date hereof, the liability of each Borrower under this Section 11.18, together with all of its other liabilities to all Persons as of the date hereof and as of any other date on which a transfer or conveyance is deemed to occur by virtue of this Agreement, calculated in amount sufficient to pay its probable net liabilities on its existing Indebtedness as the same become absolute and matured (“Dated Liabilities”) is, and is to be, less than the amount of the aggregate of a fair valuation of its property as of such corresponding date (“Dated Assets”).  To this end, each Borrower under this Section 11.18, (a) grants to and recognizes in each other Borrower, ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Borrower or, as the case may be, and (b) acknowledges receipt of and recognizes its right to subrogation and contribution ratably from each of the other Borrowers in the amount, if any, by which the Dated Liabilities of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such Borrower under this Section 11.18.  In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that Borrowers will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder.  It is a material objective of this Section 11.18 that each Borrower recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof) by reason of an arbitrary interpretation of its joint and several obligations hereunder.  In addition to and not in limitation of the foregoing provisions of this Section 11.18, the Borrowers and Lenders hereby agree and acknowledge that it is the intent of each Borrower and of each Lender that the obligations of each Borrower hereunder be in all respects in compliance with, and not be voidable pursuant to, applicable fraudulent conveyance and fraudulent transfer laws.

11.19       Amendment and Restatement.  The Borrowers, the Administrative Agent and the Lenders agree that this Agreement is an amendment and restatement of the Existing Credit Agreement in its entirety, and the terms and provisions hereof supersede the terms and provisions thereof.  The parties further agree that this Agreement is not a new or substitute credit agreement or a novation of the Existing Credit Agreement, and that (a) the Indebtedness of the Borrowers under the Existing Credit Agreement shall be deemed to be Indebtedness of the Borrowers outstanding under and governed by this Agreement, and (b) all Liens securing the Obligations of the Borrowers under the Existing Credit Agreement and Loan Documents shall continue in full force and effect to secure the Obligations under this Agreement and the Loan Documents.

11.20       USA Patriot Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

EL PASO EXPLORATION & PRODUCTION COMPANY

By:	/s/ John J. Hopper
Name:	John J. Hopper
Title:	Vice President and Treasurer

EL PASO E&P COMPANY, L.P.

By:	/s/ John J. Hopper
Name:	John J. Hopper
Title:	Vice President and Treasurer

BNP PARIBAS,
as Administrative Agent, an Issuing Lender and a Lender

By:	/s/ Larry Robinson
Name:	Larry Robinson
Title:	Director

By:	/s/ Courtney Kubesch
Name:	Courtney Kubesch
Title:	Vice President

THE BANK OF NOVA SCOTIA,
as an Issuing Lender and a Lender

By:	/s/ John Frazell
Name:	John Frazell
Title:	Director

BANK OF MONTREAL,
as a Lender

By:	/s/ Kevin Utsey
Name:	Kevin Utsey
Title:	Director

SOCIETE GENERALE,
as a Lender

By:	/s/ Scott Mackey
Name:	Scott Mackey
Title:	Director

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

UNICREDIT BANK AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Andrew B. Leon
Name:	Andrew B. Leon
Title:	Managing Director

By:	/s/ Juliane Silberhorn
Name:	Juliane Silberhorn
Title:	Associate

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Managing Director

DNB NOR BANK ASA, as a Lender

By:	/s/ Nikolai A. Nachamkin
Name:	Nikolai A. Nachamkin
Title:	Senior Vice President

By:	/s/ Philip F. Kurpiewski
Name:	Philip F. Kurpiewski
Title:	Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Patricia J. Dundee
Name:	Patricia J. Dundee
Title:	Authorised Signatory

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Paul V. Farrell
Name:	Paul V. Farrell
Title:	Director

BARCLAYS BANK PLC, as a Lender

By:	/s/ David Barton
Name:	David Barton
Title:	Director

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as a Lender

By:	/s/ James King
Name:	James King
Title:	Senior Vice President

By:	/s/ Andrew Kjoller
Name:	Andrew Kjoller
Title:	First Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ David W. Phillips
Name:	David W. Phillips
Title:	Senior Vice President

CIBC, INC., as a Lender

By:	/s/ Trudy W. Nelson
Name:	Trudy W. Nelson
Title:	Authorized Signatory

By:	/s/ Richard Antl
Name:	Richard Antl
Title:	Authorized Signatory

CITIBANK, N.A., as a Lender

By:	/s/ John Miller
Name:	John Miller
Title:	Attorney-in-fact

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Darrell Stanley
Name:	Darrell Stanley
Title:	Managing Director

By:	/s/ Michael Willis
Name:	Michael Willis
Title:	Managing Director

CREDIT SUISSE AG, Cayman Islands Branch
as a Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Vice President

By:	/s/ Rahul Parmar
Name:	Rahul Parmar
Title:	Associate

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as a Lender

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

By:	/s/ Michael Getz
Name:	Michael Getz
Title:	Vice President

FIFTH THIRD BANK,
as a Lender

By:	/s/ Mike Mendenhall
Name:	Mike Mendenhall
Title:	Vice President

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

ING CAPITAL LLC,
as a Lender

By:	/s/ Charles Hall
Name:	Charles Hall
Title:	Managing Director

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Muhammad Hasan
Name:	Muhammad Hasan
Title:	Vice President

BANK OF SCOTLAND PLC, NEW YORK BRANCH,
as a Lender

By:	/s/ Julia R. Franklin
Name:	Julia R. Franklin
Title:	Assistant Vice President

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Melissa James
Name:	Melissa James
Title:	Authorized Signatory

NATIXIS,
as a Lender

By:	/s/ Liana Tchernysheva
Name:	Liana Tchernysheva
Title:	Managing Director

By:	/s/ Donovan C. Broussard
Name:	Donovan C. Broussard
Title:	Managing Director

RB INTERNATIONAL FINANCE (USA) LLC,
as a Lender

By:	/s/ Shirley Ritch
Name:	Shirley Ritch
Title:	Vice President

By:	/s/ John A. Valiska
Name:	John A. Valiska
Title:	First Vice President

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Jason S. York
Name:	Jason S. York
Title:	Authorized Signatory

SOVEREIGN BANK (SANTANDER GROUP),
as a Lender

By:	/s/ F. Alister Moreno
Name:	F. Alister Moreno
Title:	Global Banker

SIEMENS FINANCIAL SERVICES, INC.,
as a Lender

By:	/s/ Stephanie Marisello
Name:	Stephanie Marisello
Title:	Senior Vice President

By:	/s/ Craig L. Johnson
Name:	Craig L. Johnson
Title:	Vice President and Head of Rating-COFUS

UNION BANK, N.A.
as a Lender

By:	/s/ Douglas Gale
Name:	Douglas Gale
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Bruce E. Hernandez
Name:	Bruce E. Hernandez
Title:	Vice President

Schedule 1.1(a)

Commitments

Lender		Commitment

1.	BNP Paribas	$60,000,000
2.	The Bank of Nova Scotia	$60,000,000
3.	Bank of Montreal	$60,000,000
4.	Société Générale	$60,000,000
5.	UBS AG, Stamford Branch	$60,000,000
6.	UniCredit Bank AG, New York Branch	$60,000,000
7.	Bank of America, N.A.	$30,062,500
8.	DnB NOR Bank ASA	$30,062,500
9.	The Royal Bank of Scotland plc	$30,062,500
10.	Wells Fargo Bank, N.A.	$30,062,500
11.	Barclays Bank PLC	$24,750,000
12.	Bayerische Landesbank, New York Branch	$24,750,000
13.	Branch Banking and Trust Company	$24,750,000
14.	CIBC, Inc.	$24,750,000
15.	Citibank, N.A.	$24,750,000
16.	Crédit Agricole Corporate and Investment Bank	$24,750,000
17.	Credit Suisse AG, Cayman Islands Branch	$24,750,000
18.	Deutsche Bank Trust Company Americas	$24,750,000
19.	Fifth Third Bank	$24,750,000
20.	Goldman Sachs Bank USA	$24,750,000
21.	ING Capital LLC	$24,750,000
22.	JPMorgan Chase Bank, N.A.	$24,750,000
23.	Bank of Scotland plc, New York Branch	$24,750,000
24.	Morgan Stanley Bank, N.A.	$24,750,000
25.	Natixis	$24,750,000
26.	RB International Finance (USA) LLC	$24,750,000
27.	Royal Bank of Canada	$24,750,000
28.	Sovereign Bank (Santander Group)	$24,750,000
29.	Siemens Financial Services, Inc.	$24,750,000
30.	Union Bank, N.A.	$24,750,000
31.	U.S. Bank National Association	$24,750,000
TOTAL		$1,000,000,000.00

Schedule 1.1(a)-1

Schedule 5.14

SUBSIDIARIES

El Paso Exploration & Production Company Subsidiaries:

El Paso Exploration & Production Management, Inc. (Delaware)

MBOW Four Star Corporation (Delaware)

El Paso Production Oil & Gas Gathering Company, L.L.C. (Delaware)

El Paso Production Resale Company L.L.C. (Delaware)

El Paso E&P Company, L.P. (Delaware)

El Paso Egypt Production Company (Cayman Islands)

El Paso Preferred Holdings Company (Delaware)

El Paso Production International Cayman Company (Cayman Islands)

UnoPaso Exploracao e Producao de Petroleo e Gas Ltda (Brazil)

El Paso Cayman BM-CAL-4 Company (Cayman Islands)

El Paso Brazil, L.L.C. (Delaware)

El Paso Brazil Holdings Company (Cayman Islands)

El Paso Oleo e Gas do Brasil Ltda. (Brazil)

El Paso Maritime B.V. (Netherlands)

El Paso E&P S. Alamein Cayman Company (Cayman Islands)

El Paso Egypt Tanta Company (Cayman Islands)

El Paso Egypt S. Alamein Company (Cayman Islands)

El Paso E&P Company, L.P. Subsidiaries:

Crystal E&P Company L.L.C. (Delaware)

Black Warrior Methane Corp. (Alabama)

Black Warrior Transmission Corp. (Alabama)

Schedule 5.14-1

Schedule 5.16

ENVIRONMENTAL MATTERS

None.

Schedule 5.16-1

Schedule 5.17(c)

LIST OF WELLS

See Annex I.

Schedule 5.17(c)-1

Schedule 8.3

EXISTING LIENS

Liens under that certain First Amended and Restated 364-Day Credit Agreement, dated as of December 29, 2009, as amended by that certain Consent and First Amendment dated as of December 29, 2010

Schedule 8.3-1

Schedule 8.8

EXISTING INVESTMENTS

1.                                       50% ownership interest in Black Warrior Methane Corp., an Alabama corporation

2.                                       50% ownership interest in Black Warrior Transmission Corp., an Alabama corporation

3.                                       48.0497% ownership interest in Four Star Oil and Gas Company, a Delaware corporation

4.                                       23.0% ownership interest in EnerVest Energy, L.P., a Delaware partnership

5.                                       30% ownership interest in Starr County Gathering System, a Texas partnership

Schedule 8.8-1

EXHIBIT A

NOTE

$	, 201

FOR VALUE RECEIVED, the undersigned, EL PASO EXPLORATION & PRODUCTION COMPANY, a Delaware corporation, and EL PASO E&P COMPANY, L.P., a Delaware limited partnership (the “Borrowers”), hereby unconditionally promise to pay, on a joint and several basis, to the order of                                                (the “Lender”) at the offices of BNP Paribas, located at 1200 Smith Street, Suite 3100, Houston, TX 77002, in lawful money of the United States of America and in immediately available funds, on the Termination Date, the principal amount of (a)                                                                        ($                    ), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrowers pursuant to Section 2.1 of the Credit Agreement, as hereinafter defined.  The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Sections 4.1 through 4.3 of such Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, type and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.  The failure to make any such endorsement shall not affect the obligations of the Borrowers in respect of such Loan.

This Note (a) is one of the Notes referred to in the Third Amended and Restated Credit Agreement, dated as of June 2, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, BNP Paribas as Administrative Agent, the Lender and the other banks and financial institutions from time to time parties thereto, (b) is subject to the provisions of the Credit Agreement, and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured and guaranteed as provided in the Loan Documents.  Reference is hereby made to the Loan Documents for a description of the security and the guarantees, the terms of and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit A-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EL PASO EXPLORATION & PRODUCTION COMPANY

By:
Name:
Title:

EL PASO E&P COMPANY, L.P.

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

FORM OF CLOSING CERTIFICATE

[                  ], 2011

Pursuant to Section 6.1(c) of the Third Amended and Restated Credit Agreement, dated as of June 2, 2011 (the “Agreement;” terms defined therein being used herein as therein defined), among EL PASO EXPLORATION & PRODUCTION COMPANY, a Delaware corporation, and EL PASO E&P COMPANY, L.P., a Delaware limited partnership (the “Borrowers”), the several banks and financial institutions and other entities from time to time parties to the Agreement (collectively, the “Lenders”) and BNP Paribas, as Administrative Agent for the Lenders, the undersigned Responsible Officer of each of the Borrowers hereby certifies, in its capacities as such, as follows:

1.                                       Each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents is true and correct in all material respects on and as of the date hereof as if made on and as of such date (unless such representation or warranty is stated to relate to a specific earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date); and

2.                                       No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to any Extensions of Credit requested to be made on the date hereof;

Exhibit B-1

IN WITNESS WHEREOF, the undersigned has hereunto executed this certificate as of the date first above written on behalf of each Borrower and not individually.

EL PASO EXPLORATION & PRODUCTION COMPANY

By:
Name:	John J. Hopper
Title:	Vice President and Treasurer

EL PASO E&P COMPANY, L.P.

By:
Name:	John J. Hopper
Title:	Vice President and Treasurer

Exhibit B-2

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Third Amended and Restated Credit Agreement, dated as of June 2, 2011 (as amended and in effect on the date hereof, the “Credit Agreement”), among EL PASO EXPLORATION & PRODUCTION COMPANY, a Delaware corporation, and EL PASO E&P COMPANY, L.P., a Delaware limited partnership (the “Borrowers”), the several banks, financial institutions, and other entities from time to time parties to the Credit Agreement (collectively, the “Lenders”) named therein, BNP Paribas as Administrative Agent for the Lenders.  Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement including, without limitation, the interests set forth below in the Commitment of the Assignor of the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date.  The Assignee hereby acknowledges receipt of a copy of the Credit Agreement.  From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Non-U.S. Lender, any documentation required to be delivered by the Assignee pursuant to Section 4.13(b) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee.  The [Assignee/Assignor] shall pay any fee payable to the Administrative Agent pursuant to Section 11.6(e) of the Credit Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment

(“Assignment Date”)

Exhibit C-1

Percentage of
Principal Amount Assigned Commitment Assigned

Commitment Assigned:	$	$ *

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

The undersigned hereby consent to the within assignment:

El Paso Exploration & Production	BNP Paribas, as Administrative
Company	Agent

By:	By:
Name:	Name:
Title:	Title:

El Paso E&P Company, L.P.

By:
Name:
Title:

Exhibit C-2

ANNEX I

BORROWING BASE PROPERTIES

	Values
FIELD RPT NAME	Sum of N REM MMcfe	Sum of DISC M$
HOLLY FIELD	134,956.40	189,154.26
HOLLY HAYNESVILLE	379,145.19	607,391.26
JEFFRESS	59,596.45	136,925.79
RATON A & E PODS	297,041.77	264,052.45
RATON B & D PODS	189,520.39	217,901.79
RATON C POD	89,125.35	82,707.40
SHORT CREEK	110,146.93	147,052.36
WHITE OAK CREEK	67,859.21	115,671.20
Grand Total	1,327,391.67	1,760,856.51

Exhibit C-1